UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
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AMERICAN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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2024
American Financial Group, Inc.
Annual Meeting of Shareholders

Meeting Notice
Proxy Statement

Notice of 2024 Annual
Meeting of Shareholders
Dear Shareholder:
Our annual meeting of shareholders will be held on Thursday, May 23, 2024, in Cincinnati, Ohio for the following purposes:
Items
1	To elect 11 directors;
2	To ratify the appointment of our independent registered public accounting firm;
3	To approve on an advisory basis our named executive officer compensation; and
4	To approve the Amended and Restated 2015 Stock Incentive Plan.
Shareholders will also transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
The 2024 annual meeting of shareholders will be a virtual meeting conducted via webcast. You will be able to participate in the virtual meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AFG2024.
You may vote if you were a shareholder of record at the close of business on March 28, 2024. Our proxy materials are available via the internet, which allows us to reduce printing and delivery costs and lessen environmental impact.
We want your shares to be represented at the meeting and urge you to vote. For instructions on voting and more information about the annual meeting, please refer to page 67 under, “Information about the Annual Meeting and Voting.”

Joseph C. Alter
Vice President and Secretary

Cincinnati, Ohio
April 4, 2024

MEETING DETAILS
Date: May 23, 2024
Time: 11:00 a.m. Eastern Time
Location: www.virtualshareholder meeting.com/AFG2024

2024 Proxy Statement | American Financial Group i

2024 Proxy
Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.
MEETING DETAILS
(see “Information about the Annual Meeting and Voting” beginning on page 67):
Date: May 23, 2024	Time: 11:00 a.m. Eastern Time	Location: www.virtualshareholder meeting.com/AFG2024
WAYS TO VOTE
Through the Internet: www.proxyvote.com	By toll free telephone: (800) 690-6903	By mail: Follow instructions on your proxy card	Virtually: At the Annual Meeting
Matters to be Voted on:
Items		Board Recommendation	Page
1	Election of 11 Director Nominees	FOR each nominee	Page 8
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 15
3	Advisory Vote to Approve Compensation of Named Executive Officers (“Say-on-Pay”)	FOR	Page 17
4	Amended and Restated 2015 Stock Incentive Plan	FOR	Page 18
2024 Proxy Statement | American Financial Group 1

PROXY STATEMENT SUMMARY
Board Communications:
Joseph C. Alter Vice President, Deputy General Counsel & Secretary American Financial Group, Inc. Great American Insurance Group Tower 301 East Fourth Street Cincinnati, Ohio 45202	Gregory G. Joseph Lead Independent Director American Financial Group, Inc. Great American Insurance Group Tower 301 East Fourth Street Cincinnati, Ohio 45202
Throughout this proxy statement, we refer to information and documents that are available on our website. The content posted on, or accessible through, our website is not incorporated by reference into this proxy statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.
OUR VALUES
Our values form the foundation of our business, shape our priorities, and set our expectations for how we conduct our business, service our customers and interact with each other.

2 2024 Proxy Statement | American Financial Group

PROXY STATEMENT SUMMARY
OUR PURPOSE
We enable individuals and businesses to manage financial risk by providing insurance products and services tailored to meet their specific and ever-changing financial risk exposures. We build value for our investors through the strength of our customers’ satisfaction and by consistently producing superior operating results.
A HISTORY DATING BACK MORE THAN 150 YEARS
Our business operates under the Great American Insurance Group, whose history dates back to 1872, with the founding of Great American Insurance Company.

7.5%
Points of Statutory Combined Ratio outperformance vs. peers(1) over 10 year period ended 12/31/2023
~55%
Specialty P&C Group gross written premium produced by businesses with “top 10” market rankings
11 years
Consecutive years Specialty P&C GAAP Combined Ratio has been under 94%
(1)	Commercial lines industry data based on AM Best's Market Segment Report – March 6, 2024.
2024 Proxy Statement | American Financial Group 3

PROXY STATEMENT SUMMARY
2023 FINANCIAL HIGHLIGHTS
FINANCIAL RESULTS:
Core Net Operating Earnings Per Share (Non-GAAP)(1)	Core Operating Return on Equity(2)	Statutory Combined Ratio(3)
$10.56	19.8%	90.5%
		Compared to 97.1% for the commercial lines industry
Total Capital Returned to Shareholders	Growth in Adjusted Book Value per Share + Dividends(4)	10-Year Total Shareholder Return
$900 million	16.6%	300%

- $221 million in regular dividends
- $466 million in special dividends
- $213 million in share repurchases
- Regular dividend rate increased 12.7% in October 2023, representing 18th consecutive annual dividend increase
	Based on 12/31/23 adjusted book value per share of $54.54 and 2023 dividends of $8.10 per share	Compared to 211% and 254%, respectively, for the S&P 500 and S&P 500 Property and Casualty Indices
FINANCIAL STRENGTH:(5)
A.M. Best
A+(Superior)
Standard & Poor’s
A+ (Strong)
Moody’s
A1
Rated “A” Excellent or better by A.M. Best for more than 115 years
One of only four companies to achieve this result
(1)
AFG’s net earnings attributable to shareholders, a GAAP financial measure, include certain items that may not be indicative of its ongoing core operations. AFG believes that its core net operating earnings, a non-GAAP financial measure, provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding, net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. A reconciliation of net earnings attributable to shareholders to core net operating earnings can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — General” on page 50 of AFG’s Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	Based on core net operating earnings and using a five-quarter average of ending shareholders’ equity excluding accumulated other comprehensive income.
(3)	Commercial lines industry data based on AM Best's Market Segment Report – March 6, 2024.
(4)	Adjusted book value per share excludes net unrealized losses related to fixed maturity investments.
(5)	Ratings of the Company’s U.S.-based property and casualty insurance companies, where rated.
4 2024 Proxy Statement | American Financial Group

Corporate Governance Highlights
Corporate Governance Summary
Board Independence and Leadership	All key board committees (Audit, Compensation and Corporate Governance) are chaired by and entirely comprised of independent directors.
64% of our director nominees are independent.
Lead independent director empowered with broadly defined authorities and responsibilities.
Regular (at least quarterly) executive sessions of independent directors chaired by our lead independent director.
Strong board oversight of enterprise risk.
Shareholder Rights	Individual directors tender resignation if they fail to receive a majority of votes cast.
Shareholders have a right to call a special meeting.
No poison pill.
Board Effectiveness
Our Corporate Governance guidelines provide that we will consider diverse Board candidates, including women and minorities, and 80% (four of five) of independent directors elected to the Board since 2013 are a woman or a minority.

Our Board consists of directors with a diverse mix of skills, experience and backgrounds.
Our Board and Board committees undertake a robust annual self-evaluation conducted by an outside third-party.
Comprehensive director orientation program for new directors; existing Directors typically also attend as opportunity to deepen knowledge and enhance engagement.
Ongoing Board education sessions on varied and diverse topics.
Corporate Governance Committee responsible for advising the Board with respect to environmental and social risks and governance, stewardship and sustainability issues.
Director and Officer Stock Ownership	Independent directors’ stock ownership guidelines require owning Company shares having a value of at least three times their annual cash retainer.
Each Co-CEO is required to own five times his base salary in Company shares.
All other named executive officers, as well as Company senior management, must own Company shares having a value in excess of one times his or her base salary.

Our executive officers and directors as a group own a substantial percentage of our outstanding common stock, which directly aligns the interests of our executive officers and directors with those of our other shareholders.

2024 Proxy Statement | American Financial Group 5

Corporate Governance Highlights
Compensation Governance	Compensation Committee consisting entirely of independent directors oversees all aspects of our named executive officer compensation program.
Periodic engagement of independent compensation consultant to advise regarding compensation program structure.
Performance-based compensation is a majority of Co-CEOs’ potential compensation and a significant portion of our other named executive officers’ compensation.
Annual shareholder advisory vote to approve named executive officer compensation.
No employment agreements, severance agreements or change-in-control agreements with any of our executive officers.
Double-trigger vesting provisions for all equity awards following a change of control.
Executive Clawback Policy for executive officers and recoupment policy for performance awards applicable to senior management employees beyond the executive officers.
Director compensation is reviewed annually by the Compensation Committee.
Annual equity grant to directors is a substantial portion of their annual compensation.
Ethics and Corporate Responsibilities	Code of Ethics that applies to all officers, employees and directors, is rooted in our values and is designed to promote the highest standards of ethical conduct.
Active and robust ethics and compliance program, which includes required regular employee training.
Committed to corporate responsibility and sustainability and reports on our efforts are accessible on our website.
6 2024 Proxy Statement | American Financial Group

Overview of Board Nominees
Overview of Board Nominees

2024 Proxy Statement | American Financial Group 7

Proposal No. 1
Election of 11 Directors

The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.
Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated 11 individuals, each of whom is an incumbent director, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than 11 nominees. Each nominee brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance, legal and accounting expertise. We believe that having multiple independent directors who have served through many insurance cycles (that often last upward of five to seven years) enhances their ability to effectively respond to ever-changing conditions in the property and casualty insurance industry.
The Board of Directors recommends that shareholders vote FOR the election of these 11 nominees as directors.
BOARD NOMINEES
Nominee	Independent	Audit Committee	Compensation Committee	Corporate Governance Committee
Carl H. Lindner III
S. Craig Lindner
John B. Berding
James E. Evans
Gregory G. Joseph
Mary Beth Martin	Yes
Amy Y. Murray	Yes
Roger K. Newport	Yes
Evans N. Nwankwo	Yes
William W. Verity	Yes
John I. Von Lehman	Yes
Lead Independent Director	Member	Chair
8 2024 Proxy Statement | American Financial Group

Proposal No. 1
The nominees for election to the Board of Directors are as follows:
Age | 70 Director Since | 1991
Carl H. Lindner III
Mr. Lindner has been Co-Chief Executive Officer since January 2005 and served as Co-President from 1996 until June 2023. Until 2010, for over ten years, Mr. Lindner served as President, and since 2010, Mr. Lindner has served as CEO of AFG’s Property and Casualty Insurance Group and has been principally responsible for the Company’s property and casualty insurance operations.
The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core property and casualty insurance businesses, makes his service on the Board of Directors extremely beneficial to the Company.

Age | 69 Director Since | 1985
S. Craig Lindner
Mr. Lindner has been Co-Chief Executive Officer since January 2005 and served as Co-President from 1996 until June 2023. Mr. Lindner served as President of Great American Financial Resources, Inc., a subsidiary of the Company, for more than ten years prior to 2018 when he was elected Chief Executive Officer and was principally responsible for the Company’s annuity operations until their sale in 2021. Until 2011, for over ten years, Mr. Lindner served as President of American Money Management Corporation (“AMMC”), a subsidiary that provides investment services for the Company and certain of its affiliated companies, and Mr. Lindner continues to be primarily responsible for the Company’s investment portfolio.
The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company.

Age | 61 Director Since | 2008
Gregory G. Joseph
Mr. Joseph, an attorney, has been an executive and a principal of various automotive retailers in the Greater Cincinnati, Ohio area known as the Joseph Automotive Group for more than five years. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. He served on the board of directors of Infinity Property & Casualty Corporation, an insurance company primarily offering personal automobile insurance, which was purchased by Kemper Corp. in 2018, from 2003 to 2008, the last two years as the lead director.
Mr. Joseph’s previous service as a lead director of a publicly traded provider of insurance products provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry. Additionally, Mr. Joseph’s extensive background and experience at public and private businesses enable him to provide to the Board insights and advice on the broad variety of situations and issues that the Board faces.

2024 Proxy Statement | American Financial Group 9

Proposal No. 1
Age | 61 Director Since | 2012
John B. Berding
Mr. Berding was elected President of AFG in June 2023 and was elected President of AMMC in January 2011. Prior to his election as President, he held a number of investment-related executive positions with AMMC and other AFG subsidiaries. Mr. Berding has over 30 years of experience as an investment professional, and he has spent his entire career with the Company and its affiliates.
The Board values Mr. Berding’s knowledge of financial markets and investment management as well as his specific knowledge of the Company’s investment portfolio and strategy and has determined that his ability to contribute his experience on a constant basis as a member of the Board are invaluable to the Company.

Age | 78 Director Since | 1985
James E. Evans
Mr. Evans has served as an Executive Consultant to the Company since 2014. From 1994 through 2013, Mr. Evans served as Senior Vice President of the Company, and he also served as General Counsel until March 2012 when he was elected Executive Counsel. Prior to that, he served as Vice President and General Counsel of American Financial Corporation, the predecessor to AFG, beginning in 1976. Mr. Evans also previously served on the Boards of Directors of The Penn Central Corporation, Citicasters, Inc. and other companies affiliated with the Company. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971.
The Board believes that Mr. Evans’ many years of experience with complex legal and business issues involving the Company specifically, as well as his legal and business expertise generally, render his Board service invaluable to the Company.

Age | 61 Director Since | 2019
Mary Beth Martin
Ms. Martin has served as the Executive Director of the Farmer Family Foundation in Cincinnati, Ohio since 2007. In that role, she manages the organization’s philanthropic goals and objectives, and oversees grant investments. For over 20 years, Ms. Martin previously served in the banking and commercial real estate industries where she led commercial real estate, private bank, trust, and asset management groups at regional banking institutions. Ms. Martin is active in her community and currently serves on the Board of Directors of a number of charitable organizations, including Accelerate Great Schools, where she also serves as Secretary and Treasurer, Teach for America Ohio and Ohio Excels.
The Board believes that Ms. Martin’s management experience in various sectors as well as her financial, investment and commercial real estate experience will significantly benefit the Board of Directors.

10 2024 Proxy Statement | American Financial Group

Proposal No. 1
Age | 59 Director Since | 2021
Amy Y. Murray
Ms. Murray has over 35 years of leadership experience in the corporate world and in local and federal government. She most recently served as Deputy Assistant Secretary of Defense/Deputy, Industrial Policy (from June 2020 to January 2021) and Director of the Office of Small Business (from March 2020 to January 2021) for the U.S. Department of Defense. During 2011 and from 2013-2020, Ms. Murray was a member of the Cincinnati, Ohio City Council serving at various times as chair or vice chair of numerous committees, including the Economic Growth and Zoning Committee, the Major Transportation and Regional Cooperation Committee, the Budget and Finance Committee and the Law and Public Safety Committee. Also, from 2000-2014, she served as founder and chief consultant of The Japan Consulting Group which provides services regarding strategies for successful business relationships with Japanese companies, both in Japan and the United States. Prior to such time, Ms. Murray spent 14 years in various positions at the Procter & Gamble Company, a leading multinational manufacturer of consumer-packaged goods, including as a manager of Global Business Development for Asia and Global Customer Business Development. In addition, Ms. Murray completed the National Association of Corporate Directors’ Cyber-Risk Oversight Program and received the CERT Certificate in Cybersecurity Oversight issued by the Software Engineering Institute at Carnegie Mellon University. She is active in the community having served on the boards of several charitable organizations including Cincinnati Zoo and Botanical Society and Boy Scouts of America – Dan Beard Council
The Board believes that Ms. Murray’s diverse skill set, including government affairs, public relations, corporate, financial consulting and community engagement will help to guide the Company through numerous opportunities in the years to come.

2024 Proxy Statement | American Financial Group 11

Proposal No. 1
Age | 59 Director Since | 2024
Roger K. Newport
Mr. Newport served as Chief Executive Officer and a Director of AK Steel Holding Corporation, a publicly-traded manufacturing company, from January 2016 until March 2020, when he retired in connection with the acquisition of AK Steel by Cleveland-Cliffs Inc. Prior to that, Mr. Newport served in other executive roles at AK Steel, including Executive Vice President, Finance and Chief Financial Officer, as well as Controller and Chief Accounting Officer. Mr. Newport served in a variety of other leadership positions since joining AK Steel in 1985, including Vice President, Business Planning and Development, and Assistant Treasurer, Investor Relations. In addition, since 2018, Mr. Newport has been a Director of Alliant Energy Corporation, an energy-services provider that operates as a regulated investor-owned public utility holding company. He currently serves on Alliant Energy’s Audit Committee, of which he previously served as Chair, and its Nominating and Governance Committee. Mr. Newport has been active in the community, having served on a variety of local and regional boards for organizations that serve the areas of academia, community development, and at-risk children and families.
Mr. Newport’s experience as a principal executive officer, principal financial officer, principal accounting officer and controller qualifies him for membership on the Company’s Board, as well as an “audit committee financial expert” under SEC guidelines. He has significant leadership and financial experience with large and complex publicly-traded companies, which the Board believes is valuable to the Company.

Age | 65 Director Since | 2020
Evans N. Nwankwo
Mr. Nwankwo has worked in the commercial construction industry for nearly 40 years and is the Founder and President of Megen Construction Company, one of the region’s premier builders. Megen Construction provides a full range of services including construction management, design/build, general contracting, estimating and program management, and was the first LEED Platinum builder in the State of Ohio. Megen Construction is a top-ten minority-owned business in Greater Cincinnati. Mr. Nwankwo is active in his community and around the world. He is the founder of NuWay Foundation, a charitable organization focused on improving the lives and economic conditions of the less fortunate in African villages through health, opportunity, pure water and education (H.O.P.E.). He is the Board Chairman of Ambassadors for Self Determination, a nonprofit organization focused on assisting regions of the world with their efforts towards self-determination of their governance. He has also served on the Board of Directors of a number of charitable organizations, including the American Red Cross (Cincinnati Chapter) and the University of Cincinnati College of Arts & Sciences.
As a business owner, entrepreneur and first-generation immigrant, the Board believes that Mr. Nwankwo brings a distinctively unique and diverse perspective to risk assessment and management, which we believe is a valuable asset to our Board.

12 2024 Proxy Statement | American Financial Group

Proposal No. 1
Age | 65 Director Since | 2002
William W. Verity
Mr. Verity has been Chairman and CEO of Verity Investment Partners, an investment management company, since 2002, and prior to that, he was a Partner of Pathway Guidance LLC, an executive consulting firm. Previously, Mr. Verity was Chairman and CEO of ENCOR Holdings, Inc., which owned and operated several product and manufacturing companies, and he worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank. He previously served on the Board of Directors of Chiquita Brands International, Inc., an international food products marketer and distributor.
Mr. Verity’s position as the principal executive officer of a privately held company and his over 30 years of executive and Board experience with complex asset management issues, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, his executive consulting experience provides him with insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.

Age | 71 Director Since | 2008
John I. Von Lehman
Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He served on the Board of Directors and as Chairman of the Audit Committee of Ohio National Mutual Funds until 2016 and is involved with several Cincinnati-based charitable organizations.
Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company.

2024 Proxy Statement | American Financial Group 13

Proposal No. 1
SUMMARY OF ATTRIBUTES AND EXPERIENCE OF BOARD NOMINEES
In considering each director nominee, the Board and the Corporate Governance Committee evaluated each individual’s background, qualifications, qualities and skills to serve as a director. The Board believes that each director nominee brings a unique and valuable mix of experience and attributes to the Board. The following matrix provides information regarding the director nominees, including certain areas of knowledge, skills and experience that the Board believes are relevant to our business and strategic goals. The type and degree of knowledge, skill and experience below varies among our directors. The matrix is a non-exclusive summary and does not include all knowledge, skills, experience or other attributes of our directors that may be relevant and valuable to their service on our Board; a director may possess other relevant and important knowledge, skills and experience not indicated in the matrix. Additional information on each director nominee, including some of their specific experience, qualifications, attributes or skills, is set forth in the biographies on pages 9 to 13 of this proxy statement.

14 2024 Proxy Statement | American Financial Group

Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter requires that the Audit Committee appoint annually an independent registered public accounting firm to serve as auditors. In February 2024, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2024.
Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration but may determine to continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.
The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2024.
Audit Fees and Non-Audit Fees
The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2023 and 2022.
	2023	2022
Audit fees(1)	$7,721,000	$7,138,000
Audit related fees	31,000	120,000
Tax fees(2)	437,000	533,000
All other fees(3)	588,000	550,000
Total	$8,777,000	$8,341,000
(1)
These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.

(2)	These fees relate primarily to tax compliance engagements for preparation and review of foreign tax returns and certain collateralized loan obligations, in addition to other tax advisory services.
(3)	These fees relate primarily to agreed-upon procedure engagements for certain collateralized loan obligation structures managed by AFG.
Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.
2024 Proxy Statement | American Financial Group 15

Proposal No. 2
Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee has adopted policies that require pre-approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairperson to pre-approve certain non-audit services which arise between meetings of the Audit Committee. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and pre-approved any such audit and other services during 2023. No services were provided with respect to the de minimis waiver process provided by rules of the SEC.
16 2024 Proxy Statement | American Financial Group

Proposal No. 3
Advisory Vote on Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as “Say-on-Pay”). Our practice is to conduct this non-binding vote on an annual basis, and at our 2023 Annual Meeting, our shareholders overwhelmingly supported the continuation of this practice, with approximately 98% of the shares voted for annual advisory votes on the non-binding, advisory proposal as to the frequency of future Say-on-Pay votes.
As described below under the heading “Compensation Discussion and Analysis” beginning on page 38 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for achieving short-term and long-term strategic and operational goals designed to achieve increasing total shareholder return. Shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.
The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.
The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Nevertheless, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
2024 Proxy Statement | American Financial Group 17

Proposal No. 4
Approval of Amended and Restated 2015 Stock Incentive Plan

On March 22, 2024, the Board of Directors approved the Amended and Restated 2015 Stock Incentive Plan (which we refer to as the “Amended Plan”), subject to approval by shareholders. The Amended Plan, if approved by shareholders at the Annual Meeting, would amend and restate the 2015 Stock Incentive Plan (which we refer to as the “2015 Plan”).
As of March 15, 2024, 1,834,914 shares were available for future grant under the 2015 Plan. If approved, these remaining 1,834,914 shares reserved under the 2015 Plan that have been unused at the time our shareholders approve the Amended Plan, along with an additional requested 495,086 shares, representing a total of 2,330,000 shares, will be available for future grants under the Amended Plan. Upon approval of the Amended Plan, no additional awards shall be made under the 2015 Plan.
The Board of Directors recommends a vote FOR the approval of the Amended and Restated 2015 Stock Incentive Plan.
While the Amended Plan is an “omnibus” stock plan providing for a variety of equity award vehicles, including stock options, stock appreciation rights (which we refer to as SARs), restricted stock awards, restricted stock units and stock awards, we have awarded solely restricted stock since 2016 and expect to continue to do so.
If our shareholders do not approve the Amended Plan, the 2015 Plan will remain in effect in accordance with its terms, subject to its original expiration date of May 12, 2025. However, without approval of the Amended Plan by our shareholders, we will be unable to grant additional awards after such date. In this event, the Compensation Committee will be required to revise its compensation philosophy and formulate cash-based programs to attract, motivate, and retain our talent.
The following provisions of the Amended Plan are designed to align plan awards with shareholder interests:
•
Double-Trigger Change in Control – Awards that are continued or converted into similar awards of the successor company will not accelerate vesting based solely on a change in control, and gross-ups are not provided to cover personal income taxes or excise taxes.

•	No Share Recycling – Shares not added back to the available pool of shares authorized under the Amended Plan when shares are:
•	tendered or withheld in payment of the exercise, base or purchase price relating to an award,
•	tendered or withheld to satisfy any taxes or tax withholding obligations with respect to an award,
•	not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right, as applicable, or
•	purchased on the open market by the Company with cash proceeds received from the exercise of stock options.
•	No “Evergreen” Provisions – A fixed number of shares available for grant with no provision for any automatic increase of available shares for future issuances.
•	One-Year Minimum Vesting – No award may vest prior to the first anniversary of the grant, subject to limited exceptions.
•	Clawback/Recoupment – All awards are subject to clawback and forfeiture to the extent required by applicable law, including in accordance with the Company’s Executive Officer Clawback Policy.
•
Awards May Be Terminated Upon For Cause Termination – Discretion to immediately terminate any participant’s right to further payments, vesting or exercisability of outstanding awards upon a termination for cause.

•	No Repricing of Stock Options or SARs – No repricing of options or SARs without the approval of shareholders.
•	No Discounted Stock Options or SARs – No discounting of the exercise price or base price of stock options or SARs.
18 2024 Proxy Statement | American Financial Group

Proposal No. 4
Dilution and Overhang
Annual dilution is measured as the total number of shares subject to equity awards granted in a year, minus cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from the 2015 Plan for 2023 was 0.175%. Overhang is another measure of the dilutive impact of equity programs. Overhang is equal to the number of shares subject to outstanding awards (640,930 shares, comprised of 586,048 shares underlying restricted stock and 54,882 underlying stock options) plus the number of shares available to be granted (2,330,000 shares, comprised of 1,834,914 remaining shares plus the additional 495,086 shares requested), divided by the total number of outstanding shares as of March 15, 2024 (83,856,402 shares). In addition, we have 46,518 shares issuable under our Non-Employee Directors Compensation Plan (our only other equity plan), and including these shares, as of March 15, 2024, our overhang was 3.54%.
Burn Rate
Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of shareholder dilution. We determine our value-adjusted burn rate by calculating the number of shares granted each year divided by shares outstanding. Our three-year average burn rate is 0.205%, and our burn rate for the past three calendar years has been as follows:
Year	Restricted Shares Granted	Weighted Number of Shares Outstanding	Burn Rate
2023	165,513	84,700,000	0.195%
2022	151,080	85,100,000	0.178%
2021	207,020	85,100,000	0.243%
Three Year Average Burn Rate: 0.205%
SHARES UNDERLYING OUTSTANDING AWARDS
Set forth in the below table are the number of shares underlying outstanding awards of restricted stock and stock options as of March 15, 2024. The Company has not issued any stock options since 2015.
Award Type	Shares Outstanding as of 3/15/2024	Average Exercise Price	Weighted Average Remaining Term
Restricted stock	586,048	N/A	N/A
Stock Options	54,882	$48.32	0.7 years
The following is a summary of the Amended Plan. The full text of the Amended Plan is attached as Appendix A to this proxy statement, and the following summary is qualified in its entirety by reference to Appendix A.
Administration and Eligibility
The Board of Directors has designated the Compensation Committee as administrator of the Amended Plan. Each member of the Compensation Committee is a (i) “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1933, as amended, and (ii) an “independent director” within the meaning of the rules of the NYSE. The Compensation Committee has exclusive power to determine the employee participants in the Amended Plan, the level of participation of each participant and the terms and conditions of all awards. All full-time employees of the Company and its subsidiaries are eligible to participate in the Amended Plan.
2024 Proxy Statement | American Financial Group 19

Proposal No. 4
Limits on Plan Awards
The number of shares available for issuance pursuant to awards under the Amended Plan is limited to the total number approved by shareholders. A participant may receive multiple awards under the Amended Plan, but no participant will receive awards representing more than 500,000 shares in any year.
Types of Awards
Restricted Stock
A restricted stock award represents common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. As discussed above, we have awarded solely restricted stock since 2016 and expect to continue to do so. Restricted stock awards generally provide for “cliff vesting” after four years. Subject to the transfer restrictions and vesting requirements of the award, the participant has the same rights as a shareholder, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.
Stock Options
Stock options granted under the Amended Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. The price of any stock option granted may not be less than the fair market value of the common shares on the date the option is granted. The option price may be paid in cash, common shares, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee. The Compensation Committee determines the terms of each stock option grant at the time of the grant with options generally terminating after a ten-year period from the date of the grant. The Compensation Committee specifies at the time each option is granted the time or times at which and in what proportions an option becomes vested and exercisable and the terms and conditions of termination of stock options upon death, disability or retirement. Generally, if an option holder’s employment terminates for any reason other than death, disability or retirement, stock options will cease vesting and will terminate on the earlier to occur of the stated expiration date or 90 days following termination of employment.
SARs
A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a common share on the date of settlement over the base price of the right, multiplied by the applicable number of common shares. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a common share on the date of grant. The Compensation Committee determines the vesting requirements and the payment and other terms of SAR, including the effect of termination of service of a participant and may accelerate the vesting of SARs at any time. Generally, all SARs terminate after the ten-year period from the date of the grant. SARs may be payable in cash or in common shares or in a combination of both.
Stock Units
An award of stock units provides the participant the right to receive a payment based on the value of a common share. Stock units may be subject to such vesting requirements, restrictions and payment conditions as the Compensation Committee determines are appropriate. Stock unit awards are payable in cash or in common shares or in a combination of both. Stock units may also be granted together with related dividend equivalent rights.
20 2024 Proxy Statement | American Financial Group

Proposal No. 4
Stock Awards
A stock award represents common shares that are issued free of restrictions on transfer and free of forfeiture conditions and as to which the participant is entitled to all the rights of a shareholder.
Vesting of Awards
Vesting requirements for any awards under the Amended Plan may be based on the continued service of the participant for a specified time period, the attainment of specified performance goals established by the Compensation Committee, or both.
Effect of Change of Control
The Amended Plan provides for double-trigger change in control vesting provisions such that if awards are continued or converted into similar awards of the successor company, such awards will not result in accelerated vesting unless the participant is terminated without cause by the Company or for good reason by the participant within 18 months after the change in control. If awards are not continued or converted into similar awards of the successor company, then the awards will have accelerated vesting immediately prior to the change in control.
Limited Transferability
Except under an award agreement or as permitted by the Compensation Committee, awards granted under the Amended Plan are nontransferable except upon death by will or by the laws of descent or distribution or under a qualified domestic relations order.
Adjustments for Corporate Changes
In the event of recapitalizations, reclassifications or other specified events affecting the Company or common shares, appropriate and equitable adjustments may be made to the number and kind of common shares available for grant, as well as to other maximum limitations under the Amended Plan, and the number and kind of common shares or other rights and prices under outstanding awards.
Term, Amendment and Termination
The Amended Plan will expire on the tenth anniversary of the date of approval by shareholders unless terminated earlier by the Board of Directors. The Board may at any time and from time to time and in any respect amend or modify the Amended Plan. The Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion to the extent necessary to bring the plan or any outstanding awards into compliance with applicable law or stock exchange rules, to prevent adverse tax or accounting consequences to the Company or participants under Section 409A of the Code or accounting rules or for any other purpose. No amendment or modification of the Amended Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.
Federal Income Tax Consequences
Below is a summary of the principal U.S. federal income tax consequences to participants and to the Company of awards granted under the Amended Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to the Company and does not describe tax consequences based on particular circumstances. The laws governing the tax consequences of these awards are highly technical and such laws are subject to change.
2024 Proxy Statement | American Financial Group 21

Proposal No. 4
Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards
Restricted stock that is subject to a substantial risk of forfeiture generally results in income recognition by the participant in an amount equal to the excess of the fair market value of the shares of stock over the purchase price, if any, of the restricted stock at the time the restrictions lapse. However, if permitted by the Company, a recipient of restricted stock may make an election under Section 83(b) of the Internal Revenue Code to instead be taxed on the excess of the fair market value of the shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such restricted stock. A participant who has been granted common shares that are not subject to a substantial risk of forfeiture for federal income tax purposes will realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. A recipient of restricted stock units, performance awards or other stock-based awards (other than restricted stock) will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In each of the foregoing cases, the Company will have a corresponding deduction at the same time the participant recognizes such income. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the restricted stock, whether the income is paid in cash or shares.
Options
When a nonqualified stock option is granted, there are no income tax consequences for the option holder or the Company. When a nonqualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. The Company is entitled to a deduction equal to the compensation recognized by the option holder for the taxable year that ends with or within the taxable year in which the option holder recognized the compensation.
When an incentive stock option is granted, there are no income tax consequences for the option holder or the Company. When an incentive stock option is exercised, the option holder does not recognize income, and the Company does not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.
If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. The Company is not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of the fair market value of the underlying shares on the date the incentive option was exercised or, if less, the amount received on the disposition minus the exercise price. The Company is entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.
SARs
Upon the exercise of a SAR, the participant will recognize compensation income in an amount equal to the cash received plus the fair market value of any shares received from the exercise. The participant’s tax basis in the common shares received on exercise of the SAR will be equal to the compensation income recognized with respect to the common shares. The participant’s holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, the Company will generally be entitled to a deduction in the amount of the compensation income recognized by the participant.
22 2024 Proxy Statement | American Financial Group

Proposal No. 4
New Plan Benefits
Because future awards under the Amended Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to stock-based compensation awarded under the Amended Plan is presented in the “Summary Compensation Table” and these related tables: “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” and “Options Exercised and Stock Vested,” elsewhere in this proxy statement, and in the “Compensation Discussion and Analysis,” section below.
2024 Proxy Statement | American Financial Group 23

Company Information
Management
The directors, nominees for director and executive officers of the Company are as follows:
Name	Age	Position	Director or Executive Since
Carl H. Lindner III	70	Co-Chief Executive Officer and Director	1979
S. Craig Lindner	69	Co-Chief Executive Officer and Director	1980
John B. Berding	61	President of AFG, President of American Money Management Corporation and Director	2012
Terry S. Jacobs	81	Director	2003
Gregory G. Joseph	61	Lead Independent Director	2008
James E. Evans	78	Director	1976
Mary Beth Martin	61	Director	2019
Amy Y. Murray	59	Director	2021
Roger K. Newport	59	Director	2024
Evans N. Nwankwo	65	Director	2020
William W. Verity	65	Director	2002
John I. Von Lehman	71	Director	2008
Michelle A. Gillis	55	Senior Vice President, Chief Human Resources Officer and Chief Administrative Officer	2013
Brian S. Hertzman	53	Senior Vice President and Chief Financial Officer	2020
David L. Thompson, Jr.	44	President and Chief Operating Officer of Property & Casualty Insurance Group	2022
Mark A. Weiss	57	Senior Vice President, General Counsel and Chief Compliance Officer	2022
Mr. Carl H. Lindner III and Mr. S. Craig Lindner are brothers, and Mr. Carl H. Lindner III is also the father-in-law of David L. Thompson, Jr.
Michelle A. Gillis was appointed Chief Human Resources Officer in 2022 and became Senior Vice President and Chief Administrative Officer of the Company in March 2013. She has responsibility for human resources, including talent management, total rewards and diversity, equity and inclusion. She also oversees corporate marketing and branding, real estate and numerous shared services areas. Since joining Great American Insurance Company in 2004, Ms. Gillis held various senior human resource management positions. Previously, Ms. Gillis spent several years in senior human resources roles in the financial services sector. Ms. Gillis holds an active accreditation as Senior Professional in Human Resources (SPHR) from the Human Resources Certification Institute.
Brian S. Hertzman became Senior Vice President and Chief Financial Officer of the Company in August 2020. Prior to his election, he served as Vice President of the Company since 2014 and Controller since 2012. Mr. Hertzman, a licensed certified public accountant (inactive), joined AFG in 1991 and has held positions of increasing responsibility within the Company’s finance and accounting areas during his over 30 year tenure. As Vice President and Controller of AFG, Mr. Hertzman had responsibility for oversight of accounting policies and procedures in compliance with GAAP and other applicable regulations and financial reporting to the Securities and Exchange Commission.
David L. Thompson, Jr. became President and Chief Operating Officer of the Company’s Property and Casualty Insurance Group in February 2022. Mr. Thompson has served as Executive Vice President of the group since 2019. He joined the Company in 2006 and since that time, has held various positions of increasing responsibility within the group, including Divisional President. In 2014,
24 2024 Proxy Statement | American Financial Group

Company Information
Mr. Thompson assumed senior reporting officer responsibilities as a Divisional Group President and was promoted in 2017 to Senior Vice President. While in these roles, he has worked directly with numerous specialty property and casualty businesses as well as several shared service functions, including reinsurance and predictive analytics.
Mark A. Weiss was elected Senior Vice President and General Counsel of the Company effective December 1, 2022. He has also served as the Chief Compliance Officer since 2020. He joined AFG in 2010 and has served in various capacities, most recently as Vice President and Assistant General Counsel. Mr. Weiss was a partner at Keating Muething & Klekamp PLL, practicing principally in corporate and transactional law prior to joining the Company.
Information regarding all nominees for director and directors is set forth beginning on page 8 under “Proposals — Proposal No. 1 — Election of 11 Directors.”
2024 Proxy Statement | American Financial Group 25

Company Information
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of common shares by each of the Company’s directors and the named executive officers and by all directors and executive officers of the Company as a group. The table also includes those who are known by the Company to own beneficially more than 5% of the issued and outstanding common shares. Except as otherwise provided below, information in the table is as of March 15, 2024, and, to the Company’s knowledge, all common shares are beneficially owned and investment and voting power is held solely by the persons named as owners.
Name of Beneficial Owner/Group	Common Shares Beneficially Owned(1)	Percent of Class
Directors and Named Executive Officers
Carl H. Lindner III(2)	5,553,409	6.6%
S. Craig Lindner(3)	5,020,500	6.0%
John B. Berding(4)	116,276	*
James E. Evans(5)	111,734	*
Terry S. Jacobs	7,500	*
Gregory G. Joseph(6)	117,459	*
Mary Beth Martin	7,532	*
Amy Y. Murray	909	*
Roger K. Newport	1,000	*
Evans N. Nwankwo	3,685	*
William W. Verity	10,457	*
John I. Von Lehman	12,343	*
Brian S. Hertzman	16,089	*
David L. Thompson, Jr.(7)	1,680,119	2.0%
Mark A. Weiss(8)	16,966	*
All Directors and Executive Officers as a group (15 persons)(9)	12,140,480	14.5%
Other Beneficial Owners of More than 5% of the Common Shares
The Vanguard Group(10)	8,187,402	9.8%
BlackRock, Inc.(11)	7,995,504	9.4%
FMR, LLC(12)	5,121,287	6.1%
(* means less than 1%)
(1)
Includes the following number of shares held in the Company’s 401(k) Retirement and Savings Plan (RASP) (provided as of March 1, 2024): S. Craig Lindner – 91,507; John B. Berding – 44,773 and Brian S. Hertzman – 3,591. For Mr. Berding and Mr. Hertzman, shares owned excludes shares held in the RASP, for which each serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.

(2)
Includes 3,559,356 shares held in trusts over which he holds voting and dispositive power; 343,162 shares held by a trust over which his spouse has voting and dispositive power; 838,480 shares held in a limited liability company over which shares he holds dispositive power; 535,798 shares held by a charitable foundation over which he shares voting and dispositive power with his brother, S. Craig Lindner and his mother; 13,235 shares held in trusts for family members over which he holds voting and dispositive power; and 263,378 shares held in two charitable foundations over which he and/or his spouse have or share voting and dispositive power. Mr. Lindner’s address is 301 East Fourth Street, Cincinnati, Ohio, 45202.

(3)
Includes 3,904,428 shares held in trusts over which he has voting and dispositive power; 134,044 shares held in a trust over which he has dispositive power; 116,578 shares held by a trust over which his spouse has voting and dispositive power; 535,798 shares held by a charitable foundation over which he shares voting and dispositive power with his brother, Carl H. Lindner III and his mother; 6,000 shares held in trusts for family members over which he holds voting and dispositive power: and 232,145 shares held by a charitable foundation over which he shares voting and dispositive power with his spouse. Mr. Lindner’s address is 301 East Fourth Street, Cincinnati, Ohio, 45202.

(4)	Includes 1,899 shares held by family trusts.
(5)	Includes 6,432 shares held in trust.
(6)
Includes 65,023 shares held by companies in which he is a minority shareholder and for which he serves as an executive officer or director, 3,000 shares held by a family partnership in which he holds a 25% interest and 4,261 shares held as trustee in trusts for the benefit of family members and 334 shares held by spouse. Does not include 93,564 shares held by Mr. Joseph’s father for which Mr. Joseph holds a power of attorney; Mr. Joseph disclaims beneficial ownership of such shares.

26 2024 Proxy Statement | American Financial Group

Company Information
(7)
Includes 1,577,638 shares held in trusts for family members where he or his spouse has voting and dispositive power, 72,797 shares held in a charitable trust where his wife shares voting and dispositive power and 29,684 shares held by his spouse as custodian for his minor children.

(8)	Includes 8,494 shares held in trust.
(9)
Shares held by all directors, nominees and executive officers as a group is calculated by counting shares over which Carl H. Lindner III and S. Craig Lindner share voting and dispositive power only once.

(10)
Based solely on information contained in a Schedule 13G amendment filed with the SEC on February 13, 2024 by The Vanguard Group reporting shared voting power of 41,561 shares, sole dispositive power of 8,090,890 shares and shared dispositive power of 96,512 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(11)
Based solely on information contained in a Schedule 13G amendment filed with the SEC on January 24, 2024 by BlackRock, Inc. reporting sole voting power of 7,490,725 shares and sole dispositive power of 7,995,504 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY, 10055

(12)
Based solely on information contained in a Schedule 13G filed with the SEC on February 9, 2024, FMR LLC is a parent holding company of certain entities as described in such Schedule 13G and has sole voting power of 5,090,983 shares and sole dispositive power of 5,121,287 shares. Abigail P. Johnson, who, together with other members of the Johnson family own shares representing 49% of the voting power of FMR LLC, has sole dispositive power over 5,121,287 common shares. The address for FMR LLC is 245 Summer Street, Boston, MA.

2024 Proxy Statement | American Financial Group 27

Corporate Governance
Leadership Structure
Management
The Company has two principal executive officers, Carl H. Lindner III and S. Craig Lindner. Each has been designated as a Co-Chief Executive Officer and each also serves on the Board of Directors.
The Board recognizes that having two principal executive officers is not customary for public companies, including the Company’s peers, but the Board has determined for the reasons set forth below that the executive leadership structure is both appropriate for the Company and optimal for achieving corporate objectives. Notably, the Company does not have numerous additional senior officer designations prevalent at other public companies with senior management responsibilities concentrated among fewer executives.
Carl H. Lindner III serves as CEO of AFG’s Property and Casualty Insurance Group and is primarily responsible for AFG’s property and casualty insurance operations. S. Craig Lindner is primarily responsible for AFG’s investment portfolio and heavily involved in capital management and strategic planning. While each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, both Co-CEOs work together closely and are significantly involved in all aspects of Company management. The Co-CEOs work collaboratively in determining overall corporate strategy and planning, as well as in assessing and managing enterprise risks. Because of their close working relationship, either Co-CEO could assume the additional responsibilities of the other in the event such a need arose.
The Co-CEOs are the largest non-institutional shareholders of the Company, and each has served as Co-CEO and/or Co-President since AFG was formed through the merger of predecessor companies in 1994. In addition, other members of the Lindner family own, directly or through trusts, a significant number of additional common shares. As a result of their long history, the Co-CEOs have unique perspectives and a broad and deep understanding of the Company, its culture, operations and key drivers of success, and are aligned with their fellow shareholders in being principally focused on creating sustainable long-term value. Their respective strengths and areas of focus complement one another, and the Board believes that this results in the best leadership structure for the Company.
The Board of Directors also believes that the Company’s leadership structure aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board continues to determine that the Company’s leadership structure is currently the most appropriate for the Company.
Board of Directors
The Board does not currently have a Chairperson. Additionally, the Board does not have a formal policy as to whether the same person may serve as both the principal executive officer of the Company and Chairperson. At the present time, the Board does not believe that such a policy is necessary because the current Board membership, together with the Company’s management, possesses the requisite leadership and industry skills, expertise and experiences to effectively oversee the business and affairs of the Company. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairperson, would not result in better governance or oversight.
The Company’s Corporate Governance Guidelines provide for the selection of a Lead Director from the independent directors at times when the Company has no Chairperson or no independent Chairperson. The Lead Independent Director is appointed annually and is generally expected to serve for more than one year. The Lead Independent Director has the authority to call meetings of the non-employee directors and to preside over such meetings. When the Chairperson, or in the absence of a Chairperson, the Co-CEOs, are absent, the Lead Independent Director presides over meetings of the Board.
28 2024 Proxy Statement | American Financial Group

Corporate Governance
The Lead Independent Director
Gregory G. Joseph
Among other delineated responsibilities:
•
Serves as a liaison between the non-employee directors and the Co-CEOs, without inhibiting direct communication between them, including providing feedback and counsel regarding interactions with the Board.

•	Consults on Board meeting agendas and other information sent to the Board.
•	Reviews the quality, quantity, appropriateness and timeliness of information provided to the Board.
•	Consults on and approves Board meeting schedules to ensure there is sufficient time for discussion of all agenda items.
•	Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings.
•	Maintains availability, when appropriate, for consultation and direct communication with shareholders.
•
Communicates with the Co-CEOs and, as appropriate, regarding significant matters including decisions reached, suggestions, views or concerns expressed by non-employee directors in executive sessions or outside of Board meetings.

Board of Directors and Committees
There are 12 members on the Board of Directors, though only 11 nominees for Director at the 2024 Annual Meeting. After a long and valuable tenure, during which he made significant contributions to the Company and the Board and its committees, on February 27, 2024, Mr. Jacobs informed the Board that he intended to retire as of the 2024 Annual Meeting and therefore not stand for reelection. At that same meeting on February 27, the Board elected Mr. Newport and appointed him as a member of the Audit Committee. The Board met 9 times during 2023. Each incumbent director attended at least 75% of total Board and committee meetings to which he or she was appointed and served during 2023. The members of the Board are expected to be present at the annual meeting. All of the Directors attended last year’s annual meeting, which permitted their ability to respond to shareholder questions.
The committees of the Board consist of the Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee is governed by a charter that defines its role and responsibilities and are available on the Company’s website at www.AFGinc.com under “Leadership and Governance – Board Committees.” A printed copy of these charters may be obtained by shareholders upon written request addressed to the Company’s Secretary, at the address set forth under “Board Communications” in the Proxy Statement Summary.
The following table identifies membership and the Chairperson of each of the current committees of the Board, as well as the number of times each committee met during 2023.
Director	Lead Independent Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Terry S. Jacobs(1)		Member	Member
Gregory G. Joseph		Chair
Mary Beth Martin			Chair	Member
Amy Y. Murray		Member
Roger K. Newport(2)		Member
Evans N. Nwankwo				Member
William W. Verity			Member	Chair
John I. Von Lehman		Member		Member
Meetings in 2023		8	8	2
(1)	Mr. Jacobs previously notified the Board that he intends to retire as of the 2024 Annual Meeting and elected not to stand for reelection.
(2)	Mr. Newport was elected to the Board and appointed to the Audit Committee on February 27, 2024.
2024 Proxy Statement | American Financial Group 29

Corporate Governance
Primary responsibilities of each committee include:
Audit Committee
Members: Gregory G. Joseph (Chair) Terry S. Jacobs Amy Y. Murray John I. Von Lehman Roger K. Newport (as of February 27, 2024) 8 Meetings in 2023
•	Oversees the Company’s accounting and financial reporting processes, audits of the financial statements, and internal controls over financial reporting.
•
Appoints the Company’s independent registered public accounting firm and oversees the relationship, including by monitoring the auditor’s independence, establishing the auditor’s compensation and reviewing the scope of the auditor’s work, including pre-approval of audit and non-audit services.

•
Reviews and discusses with our management and independent registered public accounting firm, the Company’s interim and audited annual financial statements, and recommends to the Board whether the audited annual financial statements should be included in the Company’s annual report on Form 10-K.

•
Reviews management’s report on its assessment of the effectiveness of internal control over financial reporting and the independent public accounting firm’s report on the effectiveness of internal control over financial reporting.

•	Reviews the adequacy and effectiveness of the Company’s internal controls, including a review of the scope and results of its program.
•	Reviews and approves or ratifies all transactions with related persons that whether required to be disclosed or not in the proxy statement.
•	Reviews and discusses with management and the independent auditors earnings press releases.
•
Discusses with management the Company’s guidelines and policies related to enterprise risk assessment and risk management (including regular cybersecurity risk management assessments) and assists the Board of Directors in its oversight of the Company’s enterprise risk management process, including privacy, cybersecurity, social and environmental risks and governance.

Compensation Committee
Members: Mary Beth Martin (Chair) Terry S. Jacobs William W. Verity 8 Meetings in 2023
•	Monitors adherence to the Company’s compensation philosophy.
•	Ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
•	Oversees the Company’s stock incentive plans, incentive plans covering senior executive officers and deferred compensation plans.
•
Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates CEO performance in light of those goals and objectives, and determines and approves CEO compensation level(s) based on this evaluation.

•	Has the sole authority to retain or obtain the advice of a compensation consultant, outside legal counsel and any other advisors for assistance in carrying out its responsibilities.
•	Oversees the Company’s Executive Officer Clawback Policy.
30 2024 Proxy Statement | American Financial Group

Corporate Governance
Corporate Governance Committee
Members: William W. Verity (Chair) Mary Beth Martin Evans N. Nwankwo John I. Von Lehman 2 Meetings in 2023
•	Establishes criteria for selecting new directors and identifies individuals qualified to be Board members as needed.
•
Recommends director nominees for the next annual meeting of shareholders, the appointment and removal of members of the Board committees and the amount and form of compensation to non-management directors.

•	Reviews the reporting structure, operations and charters for each of the Board committees and recommends changes to the full Board.
•	Develops, recommends to the full Board and oversees an annual self-evaluation process of the Board and its committees.
•	Advises the Board in connection with succession planning for the Co-CEOs and other key executives.
•
Advises the Board with respect to environmental and social risks and governance, stewardship and sustainability issues in order to assist in the development and refinement of the Company’s strategies and policies in these areas.

•	Conducts and facilitates Board and Committee succession and recruitment activities, both in and outside of regular meetings.
Audit Committee Report
In accordance with the Audit Committee’s charter, which it reviews annually, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee is comprised solely of independent directors as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”).
The members of the Committee are Gregory G. Joseph (Chairperson), Terry S. Jacobs, Amy Y. Murray and John I. Von Lehman. The Board has determined that two of the Audit Committee’s members, Mr. Jacobs and Mr. Von Lehman, are each considered to be an “audit committee financial expert” as defined under SEC rules.
The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company’s management, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent auditors, internal auditors and management personnel.
In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent auditors of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee
2024 Proxy Statement | American Financial Group 31

Corporate Governance
considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise. In addition, the Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by the Public Company Accounting Oversight Board (United States) (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.
The Committee reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the year ended December 31, 2023, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting. The Committee also reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the Securities and Exchange Commission.
This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
*Members of the Audit Committee:
Gregory G. Joseph, Chairperson
Terry S. Jacobs
Amy Y. Murray
John I. Von Lehman
*Mr. Newport was elected to the Board and appointed to the Audit Committee on February 27, 2024. Mr. Newport was not involved in the Audit Committee activities discussed in this above report, including without limitation those activities with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2023 and the Annual Report on Form 10-K for the year ended December 31, 2023. Accordingly, Mr. Newport is not a signatory to the above Audit Committee Report.
Majority Voting for Directors
All directors stand for election each year. Directors are elected by a plurality of votes received under Ohio law. However, the Company’s Regulations require that a director who receives a greater number of votes cast against than cast in favor shall continue to serve on the Board pursuant to Ohio law but must tender his or her resignation to the Company’s Board of Directors. In such event, the Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Corporate Governance Committee’s or Board of Directors’ decision.
Director Nomination Process and Qualifications of Candidates
Our Corporate Governance Guidelines identify criteria considered to evaluate prospective nominees for director. Our Corporate Governance Guidelines are available on the Company’s website at www.AFGinc.com.
32 2024 Proxy Statement | American Financial Group

Corporate Governance
Nominees for director are recommended by the Corporate Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines. The Corporate Governance Committee considers suitability for membership on the Board on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment and availability and willingness to take the time necessary to properly discharge the duties of a director. The Board seeks candidates with diverse experiences, qualifications, backgrounds and skills that the Board believes enable each candidate to make a significant contribution to the Board.
The Corporate Governance guidelines require that the Board will also consider diverse Board candidates, including women and minorities, and individuals from both corporate positions and non-traditional environments such as government, academia and nonprofit organizations. Since 2013, four of the five independent directors elected to the Board have been a woman or a minority.
The Corporate Governance Committee does not have a policy relating to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Regulations afford shareholders certain rights related to such matters. The Regulations provide that to be eligible for election at a meeting of shareholders, candidates must be nominated by or at the direction of the Board of Directors or nominated by a shareholder who has complied with the procedures set forth in the Regulations. Procedures that shareholders must follow to nominate a director candidate are set forth on page 71 under, “Other Matters—Submitting Shareholder Proposals for the 2025 Annual Meeting of Shareholders.”
The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee has no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly whether nominated by the Board or by a shareholder.
The Corporate Governance Committee did not seek, nor did it receive the recommendation of, any of the director candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.
Director Independence
In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the NYSE listing standards. For a director to be considered independent, the Board must determine affirmatively that a director does not have any material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Based on these standards, the Board has determined that each of Mmes. Martin and Murray and Messrs. Jacobs, Joseph, Newport, Nwankwo, Verity and Von Lehman, is independent and has no material relationship with the Company, except as a director and shareholder of the Company.
In reaching its independence determinations for 2023, the Committee considered that the Company purchased vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner. The small amounts involved in these transactions, which were approved by the Audit Committee as transactions with a related party despite not requiring disclosure pursuant to SEC Regulation S-K Item 404, were deemed by AFG’s Board of Directors not to be material. See our policies regarding transactions with related parties as set forth below under, “Review, Approval or Ratification of Transactions with Related Persons” on page 37.
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Corporate Governance
Other Corporate Governance Matters, Practices and Procedures
Risk Oversight
The Company believes a role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors and its committees play integral parts in the Company’s risk oversight, primarily to review the processes used by management to identify and report risk and to monitor corporate actions so as to minimize inappropriate levels of risk. The Company’s Enterprise Risk Management (ERM) program is designed to reinforce the way the Company operates its business and reflects its culture, organizational structure and risks.
The Co-CEOs have delegated oversight of the ERM process, including risk identification, risk impact, risk limits and mitigation strategies, to an AFG Enterprise Risk Committee (ERC) consisting of AFG’s Chief Administrative Officer and Chief Human Resources Officer, AFG’s Chief Financial Officer, AFG’s General Counsel, and Great American Insurance Company’s President, each of whom directly reports to the Co-CEOs. The ERC has designated a risk officer to oversee the day-to-day risk management process. The risk officer regularly meets with senior leaders representing significant areas from throughout the organization, including administration, operations, finance, accounting, legal, human resources, investments, information technology and information security, to assess significant risks. The risk officer works with management to identify potential events and trends that may adversely or favorably impact the Company and to manage risks to be within the Company’s risk appetite.
The ERC, the risk officer and individual senior leader risk owners, regularly monitors the top organizational risks, as well as any other significant or emerging risks that may arise during the year, and considers whether to modify existing risks or add new risks. Assessments of AFG’s significant risks are completed on either a quarterly, semiannual, or annual basis. Any actual or foreseeable potential variances outside of AFG risk targets, even for reasons that are expected or accepted, are discussed with risk owners, risk monitors, and management. Significant changes in our risk profile are reviewed with the ERC and the AFG Audit Committee on a quarterly basis and with the AFG Board of Directors at least annually.
Also, due to evolving threats to corporate cybersecurity, the Board and Audit Committee receive reports from the Company’s Chief Information Security Officer (CISO) regarding cybersecurity risks and the steps management has taken to monitor and control such risks. The CISO presents to the Audit Committee at least quarterly and to the Board at least annually to review and discuss the Company’s cybersecurity program.
The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes. In addition, pursuant to its charter, the Audit Committee is responsible for discussing with management the guidelines and policies related to enterprise risk assessment and risk management and assisting the Board of Directors in its oversight of the Company’s enterprise risk management process.
As more fully described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.
The Corporate Governance Committee contributes to the Company’s risk oversight process by reviewing the Company’s Corporate Governance Guidelines and Board committee charters at least annually to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees, in addition to advising the Board with respect to environmental and social risks.
34 2024 Proxy Statement | American Financial Group

Corporate Governance
Code of Ethics, Code of Conduct and Corporate Governance Principles
The Company has adopted a Code of Ethics applicable to all employees. Annually, directors and all employees certify that they have read and are in compliance with our Code of Ethics.
The Company has also adopted Corporate Governance Guidelines. The Code and Guidelines are available on the Company’s website at www.AFGinc.com, under “Leadership and Governance.” A printed copy of the Code and Guidelines may be obtained by shareholders upon written request to the Secretary at the address set forth under “Board Communications” in the Proxy Statement Summary. We intend to satisfy any disclosure requirements regarding any amendments to, or waivers from, provisions of the Code by posting such information on our website as promptly as practicable, as may be required by applicable SEC and NYSE rules.
Corporate Responsibility and Sustainability
Creating long-term value for shareholders is AFG’s highest business objective, and we are committed to doing so in a responsible and sustainable manner. This commitment starts with recognizing that many of our business decisions affect people and organizations in the larger community.
Under its charter, the Corporate Governance Committee advises the Board with respect to environmental and social risks and governance, stewardship and sustainability issues to assist in the development and refinement of the Company’s strategies and policies in those areas. In addition, the Audit Committee charter provides that the Audit Committee oversees risks associated with social and environmental matters and governance issues as part of its broader oversight of enterprise risk management.
We sustain AFG’s business success by effectively managing risk—financial, social, environmental and other areas—to help create stability for our customers and deliver value to our shareholders.
We focus our corporate responsibility and sustainability strategies in four primary areas where AFG believes it can achieve the most direct and substantial results:

Operating our business with integrity and managing financial risk	Giving back to our communities and promoting social opportunity	Creating a welcoming, rewarding and safe place to work and build a career	Managing environmental risk and operating sustainably
OUR FINANCIAL RISK FRAMEWORK
100%	>24,000	100%
Employees of AFG and its insurance subsidiaries who are required to participate in annual conflict-of-interest and information security training	Hours of facilitated employee training to further personal and professional development in a wide variety of areas, such as leadership, inclusion, business acumen and technical skills	Employees who receive education on security awareness strategies throughout the year to help keep them safe both at work and at home
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Corporate Governance
MANAGING ENVIRONMENTAL RISK AND OPERATING SUSTAINABLY
46%	217 tons	34 tons
AFG office space that is LEED or ENERGY STAR certified for energy efficiency and other sustainability features, an increase of 15% over 2023	Paper and cardboard diverted from landfills and recycled in our Cincinnati operations in 2023, an increase of over 6% from 2022	Tons of electronic waste diverted from landfills and recycled in 2023, a nearly 55% increase over 2022
We believe that concentrating our efforts help us run our business more effectively, enhance our products, protect our customers, serve our communities and support over 8,500 employees in over 80 locations worldwide.
The Company values diversity and recognizes the strategic and business benefits derived when people with different cultures, backgrounds and experiences work together to achieve results. AFG has dedicated employees responsible for our diversity, equity and inclusion efforts who report directly to our Chief Human Resources Officer, who in turn reports directly to the Co-CEOs. Our Chief Human Resources Officer also regularly addresses the Board. Our Diversity and Equal Employment Opportunity Policy reinforces our commitment to attracting, developing and retaining a diverse workforce, regardless of gender, sexual orientation or race/ethnicity. This commitment governs all decisions related to employment, including requests for accommodations. Consistent with the approach reflected in our Equal Employment Opportunity Policy, the Company defines diversity broadly and considers it to include, among other attributes, an individual’s gender, racial/ethnic identity, age, national origin, sexual orientation, religion, disability, background and experiences.
More information regarding our corporate responsibility and sustainability efforts can be found on our website at www.AFGinc.com under “Corporate Social Responsibility” where you can review our Corporate Social Responsibility Report.
Shareholder Engagement
We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and our business leaders, including AFG’s Co-CEOs, President and CFO, as well as the President and Chief Operating Officer of the P&C Insurance Group engage with our shareholders to help increase their understanding of our business and to remain well-informed regarding their perspectives. Management regularly engages with investors by participating in industry conferences. We also meet in person, virtually through online meetings and by telephone with shareholders at other times throughout the year to answer questions and solicit input on all matters of shareholder interest, including strategic, financial, governance and sustainability. We believe our engagement with shareholders has been productive and provides an open exchange of ideas and perspectives.
Director Education
The Corporate Governance Committee facilitates participation by directors in continuing education programs, including accredited director education programs paid by the Company and structured internal programs presented by management at least annually.
Annual Board Evaluation
The Corporate Governance Committee oversees the Company’s annual Board evaluation process, which is designed to elicit feedback and recommendations from the directors that will improve the effectiveness of the Board and each of its committees. The Corporate Governance Committee determines the manner of conducting Board evaluations annually. In recent years, evaluations have consisted of questionnaires or interviews of Board members, in each case conducted by outside counsel. These questionnaires and interviews cover a broad range of topics, including Board and Committee functioning, succession planning, governance and strategy, and provide each director the opportunity to provide feedback on their fellow directors. The results of the evaluation are compiled by outside counsel and discussed with the Committees and with the full Board.
36 2024 Proxy Statement | American Financial Group

Corporate Governance
Executive Sessions
NYSE rules require independent directors to meet regularly in executive sessions. Four of these sessions were held during 2023. The lead independent director presides over each session.
Communications with Directors
The Board of Directors has adopted procedures for shareholders and other interested parties to send written communications to the Board as a group. Communications must be clearly addressed either to the Board of Directors, a committee of the Board or any or all of the independent directors and sent to either of the individuals as set forth under, “Board Communications” in the Proxy Statement Summary. Any communications except for spam, junk mail, mass mailings, resumes, job inquiries, surveys, business solicitations or advertisements, or patently offensive, hostile, threatening or otherwise unsuitable or inappropriate material will be forwarded.
Compensation Committee Interlocks and Insider Participation
No member of AFG’s Compensation Committee was at any time during 2023 or at any other time an officer or employee of the Company, and none had any relationship with the Company requiring disclosure as a related-person transaction. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity that has, or had during any time during 2023, an executive officer who served as a member of our Board or our Compensation Committee.
Review, Approval or Ratification of Transactions with Related Persons
Stock exchange rules require that the Company conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be reviewed and evaluated by the Audit Committee or another committee comprised of independent directors. The Audit Committee reviews and evaluates all transactions with related parties. In addition, our Audit Committee Charter provides that the Audit Committee review and approve all related party transactions involving directors, executive officers and significant shareholders of the Company that require disclosure pursuant to SEC Regulation S-K Item 404. In considering any transaction, the Committee may consider all relevant factors, including as applicable: the Company’s business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to the Company.
While the Company adheres to this policy for potential related person transactions, the policy is not in written form except as a part of listing agreements with the NYSE. However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of reviewing and approving transactions in this manner.
Other than as follows, there were no such transactions in 2023 requiring disclosure under applicable rules. Craig Lindner, Jr., son of S. Craig Lindner, serves as President of the real estate investment division of AFG, and he received salary and bonus of approximately $2.0 million in 2023. He also participates in employee benefit plans, including equity incentive plans, and is eligible to receive perquisites commensurate with his position and tenure with the Company.
FC Cincinnati Holdings LLC and its subsidiaries and affiliates (collectively, “FC Cincinnati”) is a member of Major League Soccer and operates a professional soccer franchise in Cincinnati, Ohio. Carl H. Lindner III is the principal investor and Chief Executive Officer of FC Cincinnati and controls that entity by contract. The Company and its subsidiaries have several relationships with FC Cincinnati. The Company purchases tickets and merchandise from FC Cincinnati at rates generally offered to the public as it has for many years purchased tickets and merchandise from other local professional franchises and universities. Under a contract signed in 2023, the Company paid approximately $569,000 to FC Cincinnati for tickets and merchandise that were used in 2023 and will be used in 2024. FC Cincinnati also purchases insurance policies from a subsidiary of the Company, and through a subsidiary insurance agency, under the same terms that would prevail between unrelated third parties. These amounts totaled approximately $188,500 in 2023. Mr. Thompson and a brother of Mr. Joseph are part owners of FC Cincinnati.
2024 Proxy Statement | American Financial Group 37

Compensation Discussion and Analysis
Named Executive Officers
In this section, we describe the material components of our executive compensation program for our named executive officers whose compensation is displayed in the 2023 Summary Compensation Table and the other compensation tables contained in this proxy statement. We also provide an overview of our executive compensation philosophy, and we explain how and why the Compensation Committee arrives at specific compensation policies and decisions.
Our 2023 named executive officers are our Co-Chief Executive Officers (“Co-CEOs”), our principal financial officer and the three other most highly compensated executive officers employed at the end of 2023. These persons include:
•	Carl H. Lindner III
Co-Chief Executive Officer (Co-Principal Executive Officer)
•	S. Craig Lindner
Co-Chief Executive Officer (Co-Principal Executive Officer)
•	John B. Berding
President of AFG and American Money Management Corporation
•	Brian S. Hertzman
Senior Vice President and Chief Financial Officer (Principal Financial Officer)
•	David L. Thompson, Jr.
President and Chief Operating Officer of Property & Casualty Insurance Group
•	Mark A. Weiss
Senior Vice President and General Counsel
Overview of Compensation Program
The Compensation Committee of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-CEOs and other Company senior executive officers and overseeing the executive compensation policies of the Company. The Compensation Committee also administers the Company’s cash and equity incentive plans. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
AFG’s philosophy regarding executive compensation programs focuses on the balance of attracting, motivating, retaining and rewarding executives with a compensation package competitive among its peers and maximizing shareholder value by designing and implementing programs that tie compensation earned to the short-term and long-term performance of the Company. In linking pay to performance, the Compensation Committee compares the Company to a group of publicly-held insurance holding companies against which it competes for business, investors and/or employees (collectively, the “Compensation Peer Group”).
Guided by principles that reinforce the Company’s pay-for-performance philosophy, named executive officer compensation includes base salary; annual performance-based cash awards; long-term stock incentives; cash awards based on long-term performance; and other compensation, including certain perquisites. A significant portion of each named executive officer’s compensation is dependent upon the Company achieving business and financial goals.
As part of its compensation program philosophy, the Compensation Committee evaluates the total direct target and maximum compensation that can be earned by each named executive officer, rather than considering each individual component in isolation. As such, the Compensation Committee views perquisites as an element of total compensation and, accordingly, would consider the elimination or diminution of any perquisite as a decrease in total compensation. The Compensation Committee, then, would seek to replace any such elimination or diminution with fixed compensation which, if designed to replace the value of the perquisite, may require salary increases which, on a pre-tax basis, would allow the named executive officers to replace the perquisite.
38 2024 Proxy Statement | American Financial Group

Compensation Discussion and Analysis
Compensation Consultant Engagement
From time to time, the Company engages Pay Governance LLC (“Pay Governance”) as its independent compensation consultant. The scope of these engagements vary, from full assessments of the Company’s executive compensation program to specific consulting projects. The most recent full scope engagement occurred in 2021, when Pay Governance provided AFG with an outside independent assessment of existing executive compensation programs and processes for the Co-CEOs in the context of AFG’s going-forward configuration as a specialty property and casualty insurance company following the sale of its annuity business.
Pay Governance has provided the Company and the Compensation Committee with advice and recommendations regarding the Company’s compensation philosophy and strategies; advice on the Company’s peer group; evaluation of performance metrics and peer performance; and analysis and recommendations regarding the Company’s salaries, annual and long-term incentive compensation plans and executive benefits and perquisites for the Co-CEOs. Compensation for 2023 reflects changes that first became effective in 2022 after the Compensation Committee’s consideration of the advice and recommendations of Pay Governance.
More recently, in the first quarter of 2024, Pay Governance was engaged to provide an outside independent perspective on certain aspects of the Company’s executive compensation program.
The Compensation Committee has reviewed the independence of Pay Governance considering applicable SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded Pay Governance is independent from the Company and has no conflict of interest relating to its engagement.
CEO Compensation
The Company has Co-CEOs serving as principal executive officers. The Co-CEOs work together in determining overall corporate strategy and planning, as well as in assessing and managing enterprise risks. Key factors affecting the Compensation Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to effectively manage capital and increase sustainable shareholder value, productivity, profitability and growth. The design of the compensation programs for the Co-CEOs reflects the Company’s leadership structure, which is discussed in more detail above under “Company Information—Corporate Governance—Leadership Structure” beginning on page 28.
With respect to the Co-CEOs, as in prior years, the Compensation Committee determined that the quantifiable measurements for each Co-CEO should be identical because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of the Company’s objectives. Carl H. Lindner III also serves as CEO of AFG’s Property and Casualty Insurance Group and is primarily responsible for AFG’s property and casualty insurance operations. S. Craig Lindner is primarily responsible for AFG’s investment portfolio and heavily involved in capital management and strategic planning. Despite their different primary responsibilities, the Compensation Committee views the roles of the Co-CEOs as collaborative and complementary, as opposed to competitive, and does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized factors such as the Co-CEOs’ collective role in AFG’s achievement of operating targets, the development of management personnel, the performance of the investment portfolio and the development and implementation of strategic transactions and initiatives to enhance shareholder value.
The Co-CEOs’ performance-based compensation—consisting of annual incentive and long-term incentive components, as further discussed below—is based entirely on the achievement of objective measures of the Company’s business and financial performance. This differs from many of the Company’s Compensation Peer Group, which include some manner of subjective, discretionary component in their chief executive officer’s incentive compensation. As shown below, a majority of the compensation earned by the Co-CEOs for 2023 was based on objective measures of Company performance and consisted of long-term compensation components.
2024 Proxy Statement | American Financial Group 39

Compensation Discussion and Analysis

Co-CEO Compensation: 2023 Earned

54%
Performance-Based
Performance-Based
Non-Performance-Based

"Performance-based" includes the Co-CEOs' payments earned under the Annual Bonus Plan and the Long-Term Plan. "Non-Performance Based" includes the Co-CEOs' base salary, restricted stock and the average of their All Other Compensation. Based on 2023 values in the Summary Compensation Table.

Co-CEO Compensation: 2023 Target

61%
Long-Term
Performance-Based
Non-Performance-Based

For Co-CEO target total direct compensation, **"Long-Term"** includes the Co-CEOs' target level Long-Term Plan and restricted stock (four-year cliff vest). "Annual" includes base salary, payments earned under the Annual Bonus Plan and the average of their All Other Compensation actually earned in 2023. Based on 2023 values in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Notably, over the past three-year period, the Co-CEOs have had no increase in:
•	Base salary;
•	Annual incentive target compensation;
•	Long-term incentive target compensation; or
•	Targeted value of equity compensation.
The Compensation Committee believes that the evaluation by certain institutional investors and proxy advisory firms of the Company’s pay-for-performance alignment is distorted by combining the compensation of the two Co-CEOs and representing that the combined compensation reflects “CEO” compensation. The Compensation Committee believes that this view skews compensation analysis and unfairly penalizes the Company for its leadership structure that the Board has determined is in the best interests of shareholders. As a result, when evaluating annual overall compensation to named executive officers, consistent with the approach of certain institutional investors and proxy advisory firms, the Compensation Committee considers the compensation of the highest-paid Co-CEO as “CEO compensation” and includes the other Co-CEO in its analysis as one of the three highest-paid, non-Chief Financial Officer officers. In addition, the Compensation Committee also compares the combined total compensation of the Co-CEOs compared to the compensation paid to the top two executives at the Company's peers when considering the reasonableness of Co-CEO compensation.
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Compensation Discussion and Analysis
Establishing Total Compensation Levels
The Compensation Committee believes that compensation levels for the Co-CEOs should be based primarily upon the Committee’s assessment of the Co-CEOs’ leadership performance and potential to enhance long-term sustainable shareholder value. The Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other named executive officers are similarly determined by the Co-CEOs, and reviewed and approved by the Compensation Committee, again based primarily upon the assessment of each named executive officer’s leadership performance and potential to enhance long-term sustainable shareholder value.
The Compensation Committee and the Co-CEOs analyze peer groups, including the Compensation Peer Group, and industry pay rates at least annually in reviewing the appropriateness and competitiveness of the Company’s compensation programs. In analyzing market pay levels among the Compensation Peer Group, the Compensation Committee factors into its analysis the variance in size (both in terms of revenues and market capitalization) among the companies.
The Compensation Committee and the Co-CEOs have designed the executive compensation program that will attract, motivate, retain and reward the highest level of executive leadership possible and to align the interests of AFG’s executives with those of AFG’s shareholders. The Compensation Committee utilizes the peer and industry review as a point of reference for measurement and not as a determinative factor. Although the Company seeks to offer a level of total compensation to named executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, the Company does not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components of pay. Rather, the compensation levels and performance of the companies in the Compensation Peer Group constitute one of the many factors considered by the Compensation Committee and described in this Compensation Discussion and Analysis. The Compensation Peer Group, which the Compensation Committee annually reviews and updates when appropriate, is designed to reflect the Company’s business mix and to consist of companies against which the Compensation Committee believes AFG competes for talent and for shareholder investment and in the marketplace for business. For 2023, following its assessment of the Compensation Peer Group, the only change was the removal of one company following its acquisition in 2022. The Compensation Committee added four companies to the group in 2022 based in part on Pay Governance’s feedback that the Company was among the smaller companies in its then-Compensation Peer Group. The Compensation Peer Group consists of the following companies:
•	Arch Capital Group Ltd.
•	Assurant Inc.
•	Axis Capital Holdings Limited
•	Chubb Limited
•	Cincinnati Financial Corporation
•	CNA Financial Corp.
•	The Hanover Insurance Group, Inc.
•	The Hartford Financial Services Group, Inc.
•	Markel Corporation
•	RenaissanceRe Holdings Ltd.
•	RLI Corp.
•	Selective Insurance Group, Inc.
•	The Travelers Companies, Inc.
•	W. R. Berkley Corporation
Based upon all these factors, the Compensation Committee believes it is in AFG shareholders’ best long-term interest to ensure that the overall level of compensation is competitive with companies in the Compensation Peer Group.
The Compensation Committee’s decisions concerning the specific 2023 compensation elements for the Co-CEOs were made within this framework. The Compensation Committee also considered each Co-CEO’s performance and prior-year salary, incentive awards and other compensation. In all cases, specific decisions involving 2023 compensation were ultimately based upon the Compensation Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value without subjecting the Company to inappropriate or unreasonable risk.
2024 Proxy Statement | American Financial Group 41

Compensation Discussion and Analysis
Based on its review, the Compensation Committee found the named executive officers’ total compensation to be reasonable and consistent with the objectives of the Company’s compensation programs and generally aligned performance versus peers.
Compensation Risk Analysis
The Compensation Committee has reviewed the risk profile of the components of AFG’s executive compensation programs, including the performance objectives and target and maximum levels used in connection with incentive awards. The Company analyzes and structures its overall compensation program to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning executives’ interests with those of shareholders. Further, our program makes a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The Compensation Committee believes that AFG’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.
Absence of Change in Control or Employment Agreements
No named executive officer is a party to an employment or other agreement providing for severance or change in control payments.
Awards under the Company’s shareholder-approved equity incentive plan do not provide for automatic acceleration of awards for any participant, including the named executive officers. These awards include a “double trigger,” which means that, if the awards are assumed by the surviving entity in the change of control, vesting of the awards will not accelerate unless the participant also has a qualifying termination of employment (by the Company without cause or by the participant for good reason). In contrast, if the surviving entity does not assume the equity awards upon the change in control, unvested awards will become vested upon the occurrence of the change in control.
Tally Sheets
The Compensation Committee reviews at least annually a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The tally sheet includes all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally because the amount of such items is not deemed material under applicable SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of named executive officer compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of a named executive’s total compensation. In evaluating perquisites paid to the Co-CEOs, the Compensation Committee noted the annual limitations described under “Perquisites and Other Personal Benefits” on page 52.
Equity Incentive Compensation
The Compensation Committee views long-term incentive compensation in the form of equity awards as a critical element of the executive compensation program. For over five years including 2023, the Company has utilized restricted share awards that cliff-vest after four years. The Compensation Committee believes that this incentivizes and rewards our named executive officers for long-term performance based on the value of our common shares and aligns the interests of our named executive officers with those of our shareholders. The Compensation Committee, as well as the Co-CEOs, also believe that the relatively extended cliff vesting period of four years provides the Company with retention benefits for the named executive officers and other key employees.
The Compensation Committee was mindful of the substantial ownership of the Company’s common shares by executive officers, particularly the Co-CEOs, and the effect of such ownership in aligning their interests with those of the Company’s shareholders.
42 2024 Proxy Statement | American Financial Group

Compensation Discussion and Analysis
Internal Pay Equity
The Compensation Committee does not apply fixed ratios when conducting an analysis of the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives. However, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
Share Ownership Requirements
The named executive officers and other senior executives of the Company and its subsidiaries are subject to the Company’s share ownership requirements. Pursuant to the requirements, each Co-CEO must own five times his base salary in Company common shares while other executives must own one times his or her base salary in Company common shares. The Company has also established share ownership guidelines for its non-employee directors, which are discussed below under “Executive Compensation—Director Compensation and Stock Ownership Guidelines” on page 59.
Hedging and Pledging Policy
The Company prohibits transactions involving hedging of Company shares by directors and executive officers. The Company’s pledging policy discourages any pledging of the Company’s common shares, including holding common shares in a margin account. In addition, directors and executive officers are required to obtain pre-approval from the Chair of the Corporate Governance Committee before pledging shares of common shares. Such approval will be granted only if the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities and/or after a determination that the number of shares that the individual proposes to pledge is unlikely to affect the market for the common shares when viewed in relation to the market value or trading volume. No named executive officer or director has any Company shares pledged.
Outside Consultants
The Compensation Committee has the authority to retain and from time to time has retained outside consultants to assist in evaluating the Company’s executive compensation programs and practices. The Compensation Committee engages Pay Governance from time-to-time as discussed above.
Tax Deductibility of Pay
On December 22, 2017, the Tax Cuts and Job Act of 2017 (the “TCJA”) was signed into law. The TCJA includes significant changes to the rules under Section 162(m) of the Internal Revenue Code for deducting certain executive compensation. In general, for years prior to 2018, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to publicly held companies for compensation paid in any year to certain executive officers in excess of $1 million per officer that did not qualify as “performance-based compensation.”
Under the TCJA, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration paid in future years pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.
In December 2020 the Internal Revenue Service issued final regulations with regard to the new Section 162(m) rules provided by the TCJA. Despite the Compensation Committee’s efforts in prior years to structure certain incentive programs as “performance-based compensation” intended to be exempt from Section 162(m)’s deduction limits, because of uncertainties as to the interpretation and application of the new rules, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will do so.
2024 Proxy Statement | American Financial Group 43

Compensation Discussion and Analysis
Section 409A
Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A.
Recovery of Prior Awards
On November 9, 2023, the Board of Directors approved the American Financial Group, Inc. Executive Officer Clawback Policy (the “Clawback Policy”) designed to comply with the final clawback rules adopted by the Securities and Exchange Commission pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange rules. The Board has designated the Compensation Committee to administer the Clawback Policy. The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement.
The Clawback Policy provides that the Company, on a reasonably prompt basis following such an accounting restatement, will require the reimbursement or forfeiture of erroneously awarded compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide any affected executive officer with a written notice of such amount and a demand for repayment or return. If an executive officer fails to repay erroneously awarded compensation to the Company when due, the Company will take all actions reasonable and appropriate to recover such amounts.
The Company’s ability to recoup incentive compensation paid under the Clawback Policy is in addition to the recoupment requirements of Section 304 of the Sarbanes-Oxley Act. Also, each of the Senior Executive LTIC and the Senior Executive Annual Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results, which provisions apply to senior employees of the Company beyond the executive officers to which the Clawback Policy applies.
In addition, the Company maintains a broader recoupment policy for performance awards that applies to senior management employees beyond the executive officer group to which the Clawback Policy applies.
2023 Compensation Components
The Compensation Committee continues to monitor and evaluate on an ongoing basis the mix of cash and equity compensation awarded to the named executive officers and the extent to which such compensation aligns the interests of the named executive officers with those of AFG’s shareholders. The Compensation Committee annually considers and discusses the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. For 2023, the principal components of compensation for named executive officers were:
•	base salary and annual performance-based cash awards;
•	long-term incentive compensation;
•	retirement and deferred compensation benefits; and
•	perquisites and other personal benefits.
44 2024 Proxy Statement | American Financial Group

Compensation Discussion and Analysis
Each of these components plays a different strategic role in the Company’s compensation program:
Compensation Type	Compensation Element	Strategic Role in Compensation	Page

Fixed	Base salary is determined based on position, scope of responsibilities, experience, tenure, qualifications and competitive data.	• Provides a fixed level of compensation for services rendered during the year. • Attracts and retains executive talent.	Page 47

Annual cash incentive awards are variable awards payable in large part based on Company performance and results established by the Compensation Committee.
• Provides focus on annual performance goals linked to Company success and shareholder value.
• Motivates and rewards named executive officers to achieve strong annual business results that will contribute to the Company’s long-term success without creating an incentive to take excessive risk.
Pages 47-49

At-Risk	Long-term incentive cash awards under the Senior Executive Long Term Incentive Compensation Plan.
• Encourages focus on growth in book value and return on equity, primary drivers of long-term shareholder value.
• Encourages retention through three-year performance periods.
• Long-term focus discourages excessive risk taking.
Pages 50-52

Long-term stock-based incentive awards through annual restricted share grants.
• Ensures that the named executive officers have a significant continuing interest in long-term value creation for the Company.
• Aligns the interests of the named executive officers with Company shareholders.
• Encourages decisions and rewards performance that contributes to long-term Company success.
• Encourages executive retention through four-year cliff vesting.
• Discourages excessive risk taking.
Page 52

Deferred compensation elections, which are voluntary and permit deferral of base salary or cash incentive awards into our common shares and/or cash at an interest rate determined annually.
• Permits named executive officers to defer receipt of up to 80% of their base salary and/or annual cash incentive awards.
• Provides a retention feature through reasonable return potential.
• Provides an attractive tax planning opportunity designed to attract and retain executives.
Page 53

Perquisites including health care; life, disability, auto and home insurance; aircraft usage; entertainment; and administrative services.
• Provides competitive compensation elements designed to attract and retain executive talent.
• Viewed as a component of total compensation where diminishing or eliminating any perquisites would require a corresponding increase in other compensation components.
• Personal use of Company aircraft is encouraged for the Co-CEOs for security and personal safety and to enhance productivity.
Page 52

Retirement benefits that provide competitive retirement benefits that are generally comparable to those provided to all employees.
• Provides qualified retirement benefits through Company matching of a percentage of contributions in a defined contribution plan.
• Provides non-qualified contributions where tax law limits amounts.
• Attracts executive talent.
• Provides the opportunity to accrue a reasonable retirement benefit.

2024 Proxy Statement | American Financial Group 45

Compensation Discussion and Analysis
What We Do
Compensation heavily weighted toward variable “at risk” short-term and long-term pay aligned with Company financial and stock performance
Double-trigger requirement for equity vesting upon a change of control
Four-year cliff vesting of equity awards with proportionate vesting upon a qualified retirement
Periodic engagement of independent compensation consultant
Robust share ownership guidelines for executive officers and non-employee directors
Incentive awards include absolute and relative performance metrics
Broad recoupment policy for performance awards that applies to senior management employees beyond executive officer group required by SEC/NYSE rules
What We Don't Do
No guaranteed minimums for performance-based cash incentives
No executive officer tax gross-ups for perquisites
No individual employment agreements or change of control agreements
No director or executive officer hedging and no pledging of common shares unless preapproved in limited circumstances
No plans that encourage excessive risk-taking
2023 Compensation Determinations and Results
Overview of 2023 Compensation Determinations and Results
AFG annually holds an advisory vote on the compensation of its named executive officers, commonly referred to as a Say-on-Pay vote. Our shareholders approved the compensation of our named executive officers, with approximately 95% of votes cast in 2023 in favor of our Say-on-Pay resolution. The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions and considers each year’s vote in its annual review and design of the Company’s executive compensation programs.
The executive compensation program for 2023 was designed similarly to the program in 2022. In 2022, the named executive officers were rewarded for performance that included record Operating EPS, record underwriting profit, record premium production and record full-year pretax Specialty P&C Earnings. The Company’s strong 2022 results led to significant returns to shareholders as the Company paid $14.31 per share in dividends in 2022 which included $12.00 of special dividends. When reviewing total 2022 compensation paid to the named executive officers, the Compensation Committee determined that the Company’s strong Operating EPS and Specialty P&C Earnings and return on equity results merited the highest potential incentive compensation to be paid to its named executive officers in 2022.
The performance metrics for the Co-CEOs under the Senior Executive Annual Bonus Plan (the “Annual Bonus Plan”) for 2023 were Operating EPS and Specialty P&C Earnings, the same metrics utilized for 2022. While the Compensation Committee recognized that repeating or exceeding 2022 results would require exceptional efforts by the entire organization, it established performance targets for Operating EPS and Specialty P&C Earnings for 2023 in the context of 2022’s exceptional Company performance. The performance targets for Operating EPS and Specialty P&C earnings for 2023 were approximately 11% and 12% higher, respectively, than the 2022 performance targets.
When reviewing bonus award results for 2023, the Compensation Committee recognized that for 2023, the Company’s Operating EPS and Specialty P&C Earnings each fell below target. The Compensation Committee, however, concluded that overall 2023 results were very strong, specifically noting the Company’s core return on equity of 19.8%, combined ratio of 90.3%, growth in book value per share plus dividends of 16.6%, and the return of approximately $900 million to shareholders in 2023 through regular and special dividends and share repurchases. Despite these results, the Company fell short of the Operating EPS and Specialty P&C Earnings performance necessary to result in target payouts under the Annual Bonus Plan, resulting in a payment to the Co-CEOs of approximately 34% of target.
46 2024 Proxy Statement | American Financial Group

Compensation Discussion and Analysis
2023 Say-on-Pay Vote

AFG annually holds an advisory vote on the compensation of its named executive officers, commonly referred to as a Say-on-Pay vote. Our shareholders approved the compensation of our named executive officers with approximately 95% of votes cast in 2023 in favor of our Say-on-Pay resolution. The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions and considers each year’s vote in its annual review of the Company’s executive compensation programs. In considering 2023 compensation, the Compensation Committee determined that the 2023 performance of our named executive officers was excellent and that the Co-CEOs and other named executive officers were rewarded, largely in the form of awards based on Company performance, consistent with the Company’s pay-for-performance philosophy.

Compensation Committee Discussions with Co-CEOs
Our Co-CEOs determine the compensation for the named executive officers other than themselves, which is annually reviewed and approved by Compensation Committee. The Compensation Committee makes recommendations to the Board and the Co-CEOs with respect to incentive-compensation plans and equity-based plans.
Our Co-CEOs discuss with the Compensation Committee their evaluation of the Company’s performance, their performance, their current and potential future compensation levels, and the reported compensation of named executive officers at the Compensation Peer Group companies before the Compensation Committee determines annual and long-term incentive compensation for the Co-CEOs. Specifically, the Co-CEOs recommend consideration of AFG’s business plan in connection with annual compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation. The Co-CEOs believe that Mr. Berding, who was promoted to President of the Company in June 2023, plays a collaborative role with the Co-CEOs in the achievement of AFG’s business plan and budgeted targets. In recognition of this role, the compensation components for Mr. Berding are identical to those of the Co-CEOs.
Base Salary
The Company pays salaries designed to attract and retain superior leaders. After reviewing compiled data and materials as discussed above, the Compensation Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each Co-CEO’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other named executive officers, which are reviewed and approved by the Compensation Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.
Annual Bonuses
The Compensation Committee established the Annual Bonus Plan where participants can earn annual performance-based cash awards based on AFG’s current year performance. In 2023, all named executive officers other than Mr. Thompson participated in the Annual Bonus Plan. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. In 2023, awards were based on two Company performance metrics, Operating EPS and Specialty Property and Casualty Earnings (Specialty P&C Earnings) and, for some participants, a subjective component determined by the Co-CEOs.
Awards to the Co-CEOs and Mr. Berding under the Annual Bonus Plan for 2023 performance were based on Company performance metrics as measured by Operating EPS and Specialty P&C Earnings. The Operating EPS and Specialty P&C Earnings component target amounts represented 60% and 40%, respectively, of the total target award. Sixty-percent of the annual award for Mr. Hertzman and Mr. Weiss was based on Operating EPS with the remaining 40% subjectively determined by the Co-CEOs. If earned, the Company pays cash awards under the Senior Executive Annual Bonus Plan in the first quarter for the prior year’s performance.
2024 Proxy Statement | American Financial Group 47

Compensation Discussion and Analysis
The Compensation Committee delineated levels of achievement under each Company performance component. For results below a defined threshold, no award would be earned for the relevant component. Thresholds were established for a minimum award, target award and maximum award. The Compensation Committee determined that exceeding the highest threshold under any component would reflect significant outperformance and merit payment of the maximum award amounts.
The Compensation Committee established the performance metrics’ ranges for 2023 after reviewing the Company’s 2023 business plan prepared by management, approved by the Co-CEOs and reviewed with the Board of Directors. Results for each component are determined from the Company’s results reported consistent with past practice. The Annual Bonus Plan includes provisions for adjustments to performance thresholds in the event of a modification of the methodology of Company reporting for any measure. Any modification would result in an adjustment, as determined by the Compensation Committee, in a manner that provides for an identical award for the affected component based on identical adjusted results.
Mr. Thompson’s cash incentive compensation was determined based on numerous objective factors contained in multiple annual and multi-year compensation programs applicable to Great American Insurance Company and the business units overseen by Mr. Thompson. Amounts paid to Mr. Thompson each year, including during 2023, represent business results from prior years which may have been affected by subsequent development of the business results. The bonus shown for Mr. Thompson reflects the amounts paid to him during 2023.
Annual Bonus Plan – 2023 Targets and Maximums
The target and maximum awards for each participant are set forth in the table below.
Name	Operating EPS Target ($)	Specialty P&C Earnings Target ($)	Discretionary Target ($)	Total Target ($)	Maximum ($)
Carl H. Lindner III	1,380,000	920,000	—	2,300,000	3,450,000
S. Craig Lindner	1,380,000	920,000	—	2,300,000	3,450,000
John B. Berding	1,050,000	700,000	—	1,750,000	2,450,000
Brian S. Hertzman	222,000	—	148,000	370,000	462,500
Mark A. Weiss	192,000	—	128,000	320,000	400,000
Annual Bonus Plan – 2023 Components
The Company’s Operating EPS calculation is its diluted core earnings per share as reported to shareholders in quarterly earnings releases and excludes certain items that may not be indicative of its ongoing core operations such as the impact of discontinued operations, net realized gains and losses and special items that are not necessarily indicative of operating trends. In setting the 2023 target, the Compensation Committee considered the extraordinary results from 2022, noting that the 2023 target Operating EPS of $11.50 represented an increase of almost 11% from the 2022 Operating EPS target. The Compensation Committee determined that achieving the target and maximum Operating EPS and matching or exceeding the Company’s exceptional 2022 results would require substantial efforts on behalf of the entire organization. The Compensation Committee considered AFG’s 2023 business plan and factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.
48 2024 Proxy Statement | American Financial Group

Compensation Discussion and Analysis
The Company’s P&C Earnings are its core operating earnings before income taxes from the Specialty Property and Casualty Insurance operations as reported in the Company’s earnings releases. P&C Earnings excludes certain items that may not be indicative of the Company’s ongoing core operations such as realized gains and losses and special charges resulting from the recurring periodic review of the Company’s asbestos and environmental exposures. The target performance for the Specialty P&C Earnings component for 2023 represented a 12% increase over the 2022 target.
Operating EPS	Award as Percentage of Target(1)	P&C Earnings (in millions)	Award as Percentage of Target(1)
Less than $10.35	0%	Less than $1,280.1	0%
$10.35	20%	$1,280.1	20%
$11.50	100%	$1,422.4	100%
$12.65 or more	Maximum(2)	$1,564.6 or more	Maximum(3)
(1)	Where results for any metric fell within performance ranges, the award for the component was to be determined by straight-line interpolation rounded up to the nearest dollar.
(2)	150% for the Co-CEOs and Mr. Berding and 125% for Mr. Hertzman and Mr. Weiss.
(3)	150% for the Co-CEOs and 125% for Mr. Berding.
For Mr. Hertzman and Mr. Weiss, 40% of the annual cash target award was determined under the discretionary component by the Co-CEOs based on the Co-CEOs’ evaluation of the named executive officers relative to overall performance for 2023. The determination for Mr. Hertzman and Mr. Weiss included a consideration of all factors deemed relevant, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.
Annual Bonus Plan – 2023 Component Results and Awards
The percentage achievement and award paid to each participant under each component of the Annual Bonus Plan is set forth below.
	Reported Operating EPS of $10.56		Reported P&C Earnings of $1,303.9 million		Discretionary Award
	Award as Percentage of Target (%)	Award ($)	Award as Percentage of Target (%)	Award ($)	Award as Percentage of Target (%)	Award ($)
Carl H. Lindner III	34.6	477,600	33.4	306,787	—	—
S. Craig Lindner	34.6	477,600	33.4	306,787	—	—
John B. Berding	34.6	363,291	33.4	233,425	—	—
Brian S. Hertzman	34.6	76,678	—	—	125	185,000
Mark A. Weiss	34.6	66,449	—	—	125	160,000
The total award, also expressed as a percentage of the target and maximum award, paid to each participant for 2023 under the Annual Bonus Plan was:
		Total Award as a Percentage of
Name	Total 2023 Award ($)	Target (%)	Maximum (%)
Carl H. Lindner III	784,387	34.1	22.7
S. Craig Lindner	784,387	34.1	22.7
John B. Berding	597,100	34.1	24.4
Brian H. Hertzman	261,812	70.8	56.6
Mark A. Weiss	226,412	70.8	56.6
2024 Proxy Statement | American Financial Group 49

Compensation Discussion and Analysis
Senior Executive Long Term Incentive Compensation Plan
The Senior Executive Long Term Incentive Compensation Plan (the “Senior Executive LTIC”) rewards long-term Company performance through cash awards payable upon the achievement of three-year performance goals determined annually by the Compensation Committee. The Compensation Committee sets these three-year performance goals during the first quarter of each three-year period. As such, the Senior Executive LTIC performance goals for the 2021-2023 period discussed below were determined by the Compensation Committee in the first quarter of 2021.
Awards under the Senior Executive LTIC utilize two evenly weighted performance criteria: book value per share growth versus the book value per share growth of the group of companies (the “plan companies”) and average annual return on equity growth.
The book value per share calculations, for the Company and each plan company, are adjusted to add dividends and other capital distributions made on common shares, exclude accumulated other comprehensive income, and negate the effects of any accounting changes. The awards provide for such adjustments so that accounting changes do not artificially affect book value per share and so that other comprehensive income and the impact of distributions do not influence Company decisions like, for example, the timing and amount of dividends paid in a manner not consistent with a goal of continuing to increase shareholder value.
Annual return on equity is defined as the percentage equal to the Company’s core operating earnings divided by the Company’s shareholders’ equity (excluding accumulated other comprehensive income), and the applicable percentage in determining award amounts, if any, is the average return on equity for each of the three years in the performance period.
Awards granted under the Senior Executive LTIC to the Co-CEOs and Mr. Berding are provided in the table below. Each of the performance components are equally weighted with one-half of the target amounts and maximum amounts set forth below allocated to each of book value per share growth versus plan companies and average annual return on equity:
		Three-Year Performance Period Ending	Potential Payments
Name	Grant Year		Target ($)	Maximum ($)
Carl H. Lindner III	2021	12/31/2023	2,500,000	5,000,000
	2022	12/31/2024	2,500,000	5,000,000
	2023	12/31/2025	2,500,000	5,000,000
S. Craig Lindner	2021	12/31/2023	2,500,000	5,000,000
	2022	12/31/2024	2,500,000	5,000,000
	2023	12/31/2025	2,500,000	5,000,000
John B. Berding	2021	12/31/2023	1,250,000	2,500,000
	2022	12/31/2024	1,250,000	2,500,000
	2023	12/31/2025	1,600,000	3,200,000
50 2024 Proxy Statement | American Financial Group

Compensation Discussion and Analysis
The following table shows the performance targets established to earn the minimum and maximum awards under the Senior Executive LTIC for the performance periods ending 2023, 2024 and 2025.
	Calculation of Award Amount
Three-Year Performance Period Ending	Growth in Book Value Per Share(1)		Return on Equity(2)
	Minimum	Maximum	Minimum	Maximum
12/31/2023	(3)	(4)	10.0%	14.50%
12/31/2024	(3)	(4)	11.0%	15.25%
12/31/2025	(3)	(4)	11.0%	16.50%
(1)	Based on book value per share growth as compared to the plan companies. No award will be paid for results below the minimum.
(2)
For a return on equity greater than the minimum but less than the maximum, the award amount is calculated by applying straight-line interpolation rounded to the nearest whole dollar amount. The target amount is payable at the midpoint between the minimum and maximum. No award will be paid for results below the minimum.

(3)	Book value per share growth must exceed that of the lower quartile of that of the plan companies. Target amounts payable for book value per share growth in the top 37.5% of plan companies.
(4)	Book value per share growth must exceed that of all plan companies.
Under the book value per share component, if the Company’s growth in book value per share over the three-year performance period placed it in the fourth (lowest) quartile of the plan companies, no award for the metric would be payable to any participant. If the Company’s growth in book value per share exceeded all plan companies, each participant would receive the maximum amount payable for the metric (200% of the target amount). If the Company’s growth in book value per share exceeded the fourth (lowest) quartile of the plan companies but did not exceed that of all plan companies, each participant would be entitled to an award (expressed as a percentage of target) calculated by applying straight-line interpolation for growth in book value per share between 0% (for being in the fourth (lowest) quartile of plan companies) and 200% (for growth in book value per share exceeding all plan companies). In order for a participant to receive the target amount, the Company’s growth in book value per share must be in the top 37.5% of the plan companies. As provided in the Senior Executive LTIC, four plan companies that were acquired during the three-year performance period were excluded when calculating awards. After excluding these four companies, the plan companies for the three-year period ended December 31, 2023, were:
1. American International Group, Inc.
2. Arch Capital Group Ltd.
3. Assurant, Inc.
4. Chubb Limited
5. Cincinnati Financial Corp.
6. CNA Financial Corporation
7. Employers Holdings, Inc.
8. Fairfax Financial Holdings Limited
9. Global Indemnity Group, LLC
10. The Hanover Insurance Group, Inc.
11. The Hartford Financial Services Group, Inc.
12. Horace Mann Educators Corp.
13. Markel Corporation
14. Old Republic International Corporation
15. ProAssurance Corporation
16. RLI Corp.
17. Safety Insurance Group, Inc.
18. Selective Insurance
19. Travelers Companies, Inc.
20. W.R. Berkley Corporation
The Company’s growth in book value per share for the period from January 1, 2021 through December 31, 2023 placed it fourth in comparison to the plan companies (entitling each participant to 81% of the maximum award for this component). Each Co-CEO received an award of $2,023,810 and Mr. Berding received an award for this component of $1,011,905 for the performance period.
Return on equity awards are based on average annual return on equity for the performance period. For the 2021-2023 performance period, if the return on equity percentage equaled or exceeded 14.5%, the participant would receive the maximum award amount attributed to this metric. If the return on equity percentage equals or is less than 10%, the participant would receive no award amount.
2024 Proxy Statement | American Financial Group 51

Compensation Discussion and Analysis
For a return on equity greater than 10% but less than 14.5%, the award amount will be calculated by applying straight-line interpolation rounded to the nearest whole dollar amount. Each participant’s target award of 50% of the maximum award for the return on equity component would be earned if the Company’s return on equity equaled 12.25% for the three-year period.
The Company’s annual average return on equity for 2021-2023 was 21.0%. Each participant was entitled to the maximum award for this component. Each Co-CEO received an award of $2,500,000, and Mr. Berding received an award for this component of $1,250,000.
After combining the two components, each of the Co-CEOs received an award of $4,523,810 and Mr. Berding received an award of $2,261,905. These amounts represented 181% of the target award and 90.5% of the maximum award.
Long-Term Equity Incentive Compensation—Broad-Based Equity Award
The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through equity awards that vest over time. The Compensation Committee believes that equity awards represent an important part of AFG’s performance-based compensation system and that equity awards align AFG’s senior executives’ interests with those of its shareholders.
Equity awards are generally granted at a regularly scheduled Compensation Committee meeting in February after the market has had the opportunity to assess AFG’s announcement of results of the recently ended year and current year earnings guidance.
Annual grants by the Compensation Committee consist of restricted shares awarded to executive officers and certain designated key employees. All restricted shares cliff-vest after four years and contain double-trigger vesting, which limits acceleration of awards to situations where a change in control is accompanied by a qualified termination of employment.
In determining the value of annual grants to key employees, the Compensation Committee takes into consideration the dilutive effect to shareholders as well as the expense to AFG as stock-based awards vest. The Compensation Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, the Compensation Committee believes that, because all awards vest over time, with restricted stock awards “cliff” vesting in four years, these awards promote executive retention due to the potential for forfeiture of awards that have not fully vested upon departure from AFG.
Equity award levels for participants are determined based on market and compensation peer company data, expense to AFG, the relative benefits to participants of such expense, the overall compensation level of participants and award amounts from previous years. Equity grants vary among participants based on their positions within the Company, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Restricted shares granted in 2023 to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 56 of this proxy statement.
Perquisites and Other Personal Benefits
Perquisites, such as insurance coverage, the personal use of corporate aircraft, certain entertainment expenses and administrative staff attending to occasional personal matters are made available to AFG’s executive officers. The amounts allocated for administrative matters are estimated based on the time spent and employment cost incurred. The Compensation Committee views the perquisites provided to the named executive officers together with all other compensation elements as a component of total compensation and believes that diminishing or eliminating any perquisites would require a corresponding increase in other compensation components. Therefore, the Compensation Committee believes these perquisites, as a component of total executive compensation, to be reasonable and consistent with the overall goal of offering competitive compensation programs.
The benefits and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 55.
During 2023, as in prior years, the Company operated corporate aircraft used for the business travel of management and staff of the Company and its subsidiaries. The Board has encouraged the Co-CEOs to use corporate aircraft for all travel whenever practicable for
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Compensation Discussion and Analysis
productivity, security, health, safety and confidentiality reasons. Notwithstanding, the Compensation Committee and the Co-CEOs jointly acknowledge that personal aircraft use is a personal benefit. Each Co-CEO is provided a fixed number of hours per year for personal use (140 flight hours for 2023) to replace additional cash compensation that would have been paid. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The flight hour benefit has remained the same since 2020.
For taxable benefits, the dollar amounts are included as taxable income to the named executive officers, and the Company does not provide tax gross-up payments for any perquisites. See footnote (2) to the “All Other Compensation” table below on page 55 for a discussion of the tax treatment of aircraft benefits.
In addition to the flight hour limit, the Compensation Committee also limits the insurance benefit to $500,000 per year, and named executive officers reimburse the Company for any amounts exceeding the limit.
The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2023, participants could elect to have the value of deferrals earn a fixed rate of interest, set annually by the Board of Directors (5.75% in 2023); or earn interest as determined by one or more publicly traded mutual funds. A deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
Retirement and Other Related Benefits
The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to all qualified employees through the 401(k) Retirement and Savings Plan (“RASP”), a defined contribution plan. AFG matches 100% on the first 3% of employee contributions and an additional 50% on the next 3% of employee contributions and makes discretionary contributions to the retirement fund portion of the plan. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the RASP are limited by IRS regulations to have an additional benefit to the RASP.
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Executive Compensation
Summary Compensation Table
The following table summarizes the aggregate compensation paid to or earned by the named executive officers for each of the last three years. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl H. Lindner III Co-Chief Executive Officer (Co-Principal Executive Officer)	2023	1,250,000	1,500,054	5,308,570	1,785,524	9,844,148
	2022	1,250,000	1,500,128	8,146,970	1,773,301	12,670,399
	2021	1,250,000	1,500,100	8,183,145	1,516,337	12,449,582
S. Craig Lindner Co-Chief Executive Officer (Co-Principal Executive Officer)	2023	1,250,000	1,500,054	5,308,570	1,855,942	9,914,566
	2022	1,250,000	1,500,128	8,146,970	1,740,770	12,637,868
	2021	1,250,000	1,500,100	8,183,145	1,408,494	12,341,739
John B. Berding President of AFG and American Money Management	2023	1,050,000	3,125,187	2,859,005	276,300	7,310,492
	2022	1,044,231	950,036	3,953,030	220,025	6,167,322
	2021	1,020,000	950,093	3,819,246	181,372	5,970,711
Brian S. Hertzman Senior Vice President and Chief Financial Officer	2023	500,000	320,128	261,812	110,629	1,192,569
	2022	460,193	320,117	431,250	108,527	1,320,087
	2021	436,153	285,061	400,000	85,229	1,206,443
David L. Thompson, Jr. President and Chief Operating Officer of Property & Casualty Insurance Group	2023	700,000	500,018	632,775	174,234	2,007,027
	2022	610,577	500,132	437,645	158,298	1,706,652
Mark A. Weiss Senior Vice President & General Counsel	2023	540,000	320,128	226,432	79,785	1,166,345
(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.
(2)
Amount shown for 2023 represents the dollar amount which will be expensed for financial statement reporting purposes over the four-year cliff vesting period of discretionary restricted stock awards made by the Compensation Committee for compensation expense incurred by the Company. Amounts were determined in accordance with FASB ASC 718 (Compensation – Stock Compensation), rather than as an amount paid to or realized, and as such, dividends paid on restricted stock awards are not reported. Mr. Berding’s total for 2023 includes a grant of restricted stock upon his promotion to President of the Company in June 2023, which restricted stock has a four-year cliff vesting period.

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Executive Compensation
(3)
Non-equity incentive plan compensation payments to all named executive officers except Mr. Thompson include those made pursuant to the Annual Senior Executive Bonus Plan, a performance-based annual cash bonus plan. For the Co-CEOs and Mr. Berding, amounts also include payments under the Senior Executive LTIC, which are further described in the Compensation Discussion and Analysis section beginning on page 38 of this proxy statement. For discussion of Mr. Thompson’s incentive compensation, see “Compensation Discussion & Analysis—Annual Bonuses” beginning on page 47.

(4)	The All Other Compensation chart below details the components of these amounts.
All Other Compensation ($)—2023
Item	C.H. Lindner III	S.C. Lindner	J.B. Berding	B. S. Hertzman	D.L. Thompson, Jr.	M.A. Weiss
Insurance (Auto/Home Executive Insurance Program)(1)	500,000	500,000	41,162	38,948	73,531	12,967
Aircraft Usage(2)	1,052,473	1,172,087	146,101	—	—	—
Annual RASP Contribution(3)	24,750	24,750	24,750	24,750	24,750	24,750
Annual Auxiliary RASP Contribution(3)	33,500	33,500	33,500	29,726	33,500	23,000
Other(4)	174,801	125,605	30,787	17,205	42,453	19,068
Total	1,785,524	1,855,942	276,300	110,629	174,234	79,785
(1)	The insurance benefit is limited to $500,000 per year. Mr. C.H. Lindner III and Mr. S.C. Lindner reimbursed the Company for premiums in excess of the limit.
(2)
The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. This incremental cost valuation of aircraft use is different from the standard industry fare level valuation used to impute income to the executives for tax purposes.

(3)	For information regarding the RASP and Auxiliary RASP, see “Compensation Discussion and Analysis—Retirement and Other Related Benefits” on page 53.
(4)
Includes group life insurance; car, parking and related expenses; business club dues; security services; and health savings account company match. Also includes estimated amounts for meals and entertainment, travel services and administrative services.

Potential Payments upon Termination or Change in Control
As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. All outstanding unvested equity awards are subject to a double trigger.
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Executive Compensation
Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(1)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Carl H. Lindner III	2/22/2023	—	—	—	11,349	131.72	1,500,054
	2/22/2023(2)	—	2,300,000	3,450,000	—	—	—
	2/22/2023(3)	—	2,500,000	5,000,000	—	—	—
S. Craig Lindner	2/22/2023	—	—	—	11,349	131.72	1,500,054
	2/22/2023(2)	—	2,300,000	3,450,000	—	—	—
	2/22/2023(3)	—	2,500,000	5,000,000	—	—	—
John B. Berding	2/22/2023	—	—	—	8,512	131.72	950,036
	6/26/2023(4)	—	—	—	17,114	117.39	2,003,619
	2/22/2023(2)	—	1,750,000	2,450,000	—	—	—
	2/22/2023(3)	—	1,600,000	3,200,000	—	—	—
Brian S. Hertzman	2/22/2023	—	—	—	2,422	131.72	320,128
	2/22/2023(2)	—	370,000	462,500	—	—	—
David L. Thompson, Jr.	2/22/2023	—	—	—	3,783	131.72	500,018
Mark A. Weiss	2/22/2023(2)	—	350,000	437,500	2,422	131.72	320,128
(1)
These restricted shares were granted pursuant to the Company’s stock incentive plan and cliff-vest four years after the grant date. Holders of restricted shares generally have full voting and dividend rights on all restricted shares during the vesting period.

(2)
These represent awards under the Annual Bonus Plan. These amounts, to the extent earned for 2023 and paid in 2024, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2023 for financial statement reporting purposes.

(3)
These represent awards under the Senior Executive LTIC. Grants in 2023 cover a three-year performance period 2023-2025. One-half of the award payment is based on the Company’s growth in book value per share over the three years compared to plan companies, and one-half of the award payment is based on meeting or exceeding average annual core return on equity goals over the three-year period. Payments of awards, if any, will be made in early 2026.

(4)	Award made to Mr. Berding upon promotion to President of the Company.
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Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Carl H. Lindner III	2/25/2020	14,389	1,710,708
	2/23/2021	13,498	1,604,777
	2/22/2022	11,200	1,331,568
	2/22/2023	11,349	1,349,283
S. Craig Lindner	2/25/2020	14,389	1,710,708
	2/23/2021	13,498	1,604,777
	2/22/2022	11,200	1,331,568
	2/22/2023	11,349	1,349,283
John B. Berding	2/25/2020	9,113	1,083,445
	2/23/2021	8,549	1,016,391
	2/22/2022	7,093	843,287
	2/22/2023	8,512	1,011,992
	6/26/2023	17,114	2,034,683
Brian S. Hertzman	2/25/2020	1,535	182,496
	2/23/2021	2,565	304,953
	2/22/2022	2,390	284,147
	2/22/2023	2,422	287,952
David L. Thompson, Jr.	2/25/2020	2,686	319,339
	2/23/2021	3,240	385,204
	2/22/2022	3,734	443,935
	2/22/2023	3,783	449,761
Mark A. Weiss	2/25/2020	1,727	205,323
	2/23/2021	1,620	192,602
	2/22/2022	1,419	168,705
	2/22/2023	2,422	287,952
(1)	Represents restricted shares which cliff-vest four years following the award grant date.
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Executive Compensation
Option Exercises and Stock Vested
The table below shows the number of Company common shares acquired during 2023 upon the exercise of options and restricted share awards which vested in 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Carl H. Lindner III	—	—	15,110	2,008,875
S. Craig Lindner	—	—	15,110	2,008,875
John B. Berding	5,417	521,657	9,570	1,272,332
Brian S. Hertzman	—	—	1,565	208,067
David L. Thompson, Jr.	—	—	2,620	348,329
Mark A. Weiss	—	—	1,665	221,362
(1)	The dollar value realized reflects the difference between the closing price of the Company common shares on the date of exercise and the stock option exercise price.
(2)
The dollar value realized reflects the market value of the vested shares based on the closing price of the Company common shares on the vesting date or, if not a business day, the next preceding business day.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan (“RASP”) to have an additional benefit to the RASP.
The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
The table below discloses information on the nonqualified deferred compensation of the named executive officers, including the Auxiliary RASP for the 2023 plan year and the Deferred Compensation Plan.
Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings (loss) in last FY ($)(2)	Aggregate withdrawals / distributions ($)	Aggregate balances at last FYE ($)
Carl H. Lindner III	—	33,500	1,206,867	—	6,481,644
S. Craig Lindner	—	33,500	845,613	—	7,766,938
John B. Berding	—	33,500	420,226	—	3,411,221
Brian S. Hertzman	—	27,726	22,234	—	130,562
David L. Thompson, Jr.	—	33,500	25,997	—	172,150
Mark A. Weiss		23,000	27,595	—	195,925
(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts for 2023 which are included in the supplemental All Other Compensation table on page 55.
(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common shares, held by the plans.
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Executive Compensation
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.
Members of the Compensation Committee:	Mary Beth Martin (Chairperson) Terry S. Jacobs William W. Verity
Director Compensation and Stock Ownership Guidelines
The Corporate Governance Committee reviews the structure and philosophy of our non-employee director compensation program annually during the second quarter. In performing its annual review, the Corporate Governance Committee utilizes the same group of peer companies used by the Compensation Committee in assessing compensation for named executive officers to evaluate the competitiveness of non-employee director compensation. In addition to peer group information, the Corporate Governance Committee also evaluates overall market data, trends and leading practices in non-employee director compensation for large public companies.
In the second quarter of 2023, the Corporate Governance Committee conducted its annual review of the non-employee director compensation program. As a result of its robust review, the Committee determined to make certain changes to the program, with the aim of making the relative compensation of directors more logical and equitable. These changes, as described below, were principally based on two items. First, each non-employee director typically attends each meeting of every Committee, regardless of whether a director is a member of that Committee, thereby making a non-Chair member annual retainer less relevant for most Committees. The second primary consideration was acknowledgment of the ongoing substantial workload and responsibilities of Audit Committee members, including that Committee’s oversight of a myriad of significant, complex topics, which necessitate more meetings than the other Committees.
After consideration and evaluation of these and other factors, the Board, upon the recommendation of the Corporate Governance Committee, made several changes to the non-employee director compensation program, the net effect of which was effectively to reallocate a substantial portion of compensation from Committee retainers to the annual Board retainer. Effective July 1, 2023, the Corporate Governance Committee:
•	Eliminated the $15,000 non-Chair Committee member retainers for members of the Corporate Governance and Compensation Committees;
•	Reduced the non-Chair Audit Committee member retainer from $20,000 to $10,000.
•
Reduced each Committee Chair retainer as follows: (i) Audit Committee reduced from $35,000 to $15,000; and (ii) Corporate Governance Committee and Compensation Committee reduced from $15,000 to $5,000; and,

•	Increased the non-employee directors’ annual Board retainer to $140,000.
The net impact of these changes was a slight increase in average total independent director compensation from approximately $301,500 in 2022 to $311,570 in 2023, representing an increase of approximately 3%. Please see the “2023 Director Compensation” chart on page 61 for amounts paid to each independent director in 2023.
The Board has established a share ownership target for non-employee directors with the objective that all non-employee directors meet the target ownership within five years after the later of receiving his or her first annual restricted stock award or the implementation of any increase in the share ownership target. In recognition of the changes to the director compensation program discussed above, which increased the annual Board retainer, the Board, upon the recommendation of the Corporate Governance Committee, updated the non-employee director share ownership objective to at least three times the annual Board retainer (i.e., at least three times the $140,000 annual Board retainer, or $420,000).
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Executive Compensation
The table below shows the fees in effect for and the amounts to be paid to each non-employee director upon the implementation of the changes to the director compensation program in the second quarter of 2023, which became effective on July 1, 2023.
2023 Director Compensation Schedule
Compensation Element	($)(1)
Board Member Annual Retainer	140,000
Lead Independent Director Retainer	25,000
Audit Committee Chair Annual Retainer	15,000
Compensation Committee Chair Annual Retainer	5,000
Corporate Governance Committee Chair Annual Retainer	5,000
Audit Committee Non-Chair Member Annual Retainer(2)	10,000
Attendance Fee per Day for Offsite Meetings	2,000
Annual Restricted Stock Award	160,000
(1)
Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The Company reimburses non-employee directors for travel and lodging expenses incurred in connection with meeting attendance. The Audit Committee chair does not receive a member retainer in addition to the chair retainer.

(2)
As noted in the narrative description of the non-employee Director compensation program preceding the table, non-Chair member annual retainers for the Corporate Governance Committee and the Compensation Committee were eliminated, and the Audit Committee non-Chair member annual retainer was decreased from $20,000 to $10,000, effective July 1, 2023.

Beginning in 2014, after almost 40 years as the Company’s General Counsel, James E. Evans transitioned from an officer and employee of the Company to an executive consultant to the Company. Under his consulting agreement, Mr. Evans agreed to provide consulting services to the Company and its subsidiaries and affiliates. Mr. Evans’ duties include being required to make himself available to answer questions and consult with the Company upon reasonable request and where his cooperation is required or requested to assist the Company in connection with litigation or regulatory inquiries relating to matters arising while he served as an officer of the Company. The Company provides Mr. Evans with office space and administrative support as necessary for the provision of consulting services. While the initial term of the consulting arrangement was three years, the Board of Directors has annually extended the agreement in one-year increments, and the consulting fee in effect for 2023 was $150,000. To date, Mr. Evans has consulted on a constant and consistent basis, primarily in the Company’s offices but at times by phone, with the Co-CEOs, General Counsel and other members of senior management on a wide range of matters including strategic transactions, capital management and other matters important to the Company’s shareholders. The Corporate Governance Committee has determined that Mr. Evans’s duties as an executive consultant to the Company require a significant commitment of time, in excess of his duties as a director, and are provided on a constant basis not in connection with Board or Board committee meetings. The Corporate Governance Committee has further determined that the consulting fees paid to Mr. Evans are reasonable in light of the services that Mr. Evans provides and that shareholders benefit from Mr. Evans’s continuing services to the Company in addition to his responsibilities as a director.
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Executive Compensation
The table below shows the fees actually paid to each non-employee director in 2023.
2023 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Award ($)(1)	All Other Compensation ($)(2)	Total ($)
James E. Evans	130,500	160,000	153,678	444,178
Terry S. Jacobs	154,250	160,000	—	314,250
Gregory G. Joseph	180,500	160,000	—	340,500
Mary Beth Martin	149,250	160,000	—	309,250
Amy Y. Murray	145,500	160,000	—	305,500
Evans N. Nwankwo	138,000	160,000	—	298,000
William W. Verity	148,500	160,000	—	308,500
John I. Von Lehman	145,000	160,000	—	305,000
(1)
Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Non-Employee Director Compensation Plan. See “Security Ownership of Certain Beneficial Owners and Management” on page 26 for detail on beneficial ownership of AFG common shares by directors.

(2)
All Other Compensation consists of amounts paid to Mr. Evans under a consulting arrangement, as amended, entered into between the Company and Mr. Evans in connection with his transition from executive officer and employee of the Company to executive consultant. Under the arrangement, Mr. Evans received a consulting fee in 2023 of $150,000 as well as parking and related expenses as compensation in addition to amounts received in accordance with the Company’s compensation policies for non-employee directors.

Ratio of Co-CEO Total Pay to “Median Employee” Total Pay
Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of the Co-CEOs. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules. This information should be read together with the “Compensation Discussion and Analysis” beginning on page 38.
AFG identified the “median employee” as of December 31, 2023.
AFG’s employee base may differ from other companies in the insurance and financial service industry. In total, at December 31, 2023, AFG employed a total of 922 part-time seasonal insurance adjusters and other part-time employees (approximately 11% of all employees) which are included in the total employee numbers, but all earned less from the Company than the median employee in 2023. As a result, the ratio set forth below may not be correlative to the ratio for other companies comparable in size or industry because of differences in operations.
AFG utilized the following methodology and the material assumptions, adjustments, and estimates:
•	As of December 31, 2023, our total employee population consisted of 8,520 individuals working at our parent company and consolidated subsidiaries, with approximately 5.3% located in Mexico.
•
SEC rules permit us to exclude up to 5% of our non-U.S. employees when identifying the median employee. AFG excluded employees in England (60 employees), Ireland (25 employees), Singapore (99 employees) and Canada, Spain and Denmark (total of 15 employees), which collectively represented less than 2.4% of AFG’s employees.

•
For the remaining employees, AFG compiled total 2023 wages, tips, and other compensation from 2023 year-end tax reporting data. For amounts paid in foreign currencies, AFG converted 2023 wages based on the conversion rate on the last business day of 2023.

•	Using this data, AFG determined that its “median employee” as of December 31, 2023, was a full-time, salaried employee located in the United States.
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Executive Compensation
•
AFG calculated the employee’s 2023 total compensation using the same methodology as used to determine the Co-CEOs total compensation as set forth in the Summary Compensation Table on page 54 of this proxy statement.

•	With respect to the 2023 total compensation of each Co-CEO, the Company used the amount reported in the “Total” column of the Summary Compensation Table on page 54 of this proxy statement.
The 2023 total compensation for the median employee (other than the Co-CEOs) was $93,066, and the 2023 total compensation of each Co-CEO is set forth under “Total Compensation” in the Summary Compensation Table on page 54. Based on this information, the ratios of 2023 total compensation of each Co-CEO to the 2023 total compensation of the median employee were 108 to 1.
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Executive Compensation
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following table reports the compensation of our Principal Executive Officer (PEO), and the average compensation of our other Named Executive Officers (Other NEOs) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by such rules.
Year	Summary Compensation Table Total Compensation for PEO ($)(1)		Compensation Actually Paid to PEO ($)(2)		Average Summary Compensation Table Total Compensation for Other NEOs ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income(5) (millions) ($)	Core EPS ($)
	Carl H. Lindner III	S. Craig Lindner	Carl H. Lindner III	S. Craig Lindner			Total Shareholder Return ($)	Peer Group(4) Total Shareholder Return ($)
2023	9,844,148	9,914,566	9,311,061	9,381,479	2,919,108	2,775,385	167.51	164.49	852	10.56
2022	12,670,399	12,637,868	13,456,927	13,424,396	2,854,120	3,133,065	181.22	148.53	898	11.63
2021	12,449,582	12,341,739	16,851,687	16,743,844	2,639,597	4,137,031	163.26	124.95	1,995	11.59
2020	9,631,170	9,596,241	8,637,205	8,602,276	1,991,354	1,659,485	83.81	106.33	732	8.44
(1)
For 2020 through 2023, our PEOs were the Co-CEOs, Carl H. Lindner III and S. Craig Lindner. The dollar amounts reported in this column are the amounts of total compensation reported for the Co-CEOs for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)
“Compensation actually paid” to our Co-CEOs and Other NEOs in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in the “Total” column of the Summary Compensation Table, as adjusted as set forth in the table below, in accordance with SEC rules. The dollar amounts reflected in the “Total” column of the Summary Compensation Table and above do not reflect the actual amount of compensation earned by or paid to our Co-CEOs and Other NEOs during the applicable year. For information regarding the decisions made by our management and Compensation Committee in regards to the NEO compensation for each fiscal year, please see the Compensation Discussion & Analysis section of this proxy statement. Fair value changes in stock awards for 2020 include the change in fair value of unvested stock option awards from December 31, 2019 to February 23, 2020. The Company has not awarded stock options since 2015.

Covered Year	2023			2022			2021			2020
	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)
Summary Compensation Table “Total”	9,844,148	9,914,566	2,919,108	12,670,399	12,637,868	2,854,120	12,449,582	12,341,739	2,639,597	9,631,170	9,596,241	1,991,354
Less: Stock Award Values Reported in Summary Compensation Table for Covered Year	(1,500,054)	(1,500,054)	(1,066,365)	(1,500,128)	(1,500,128)	(592,584)	(1,500,100)	(1,500,100)	(538,810)	(1,500,125)	(1,500,125)	(507,565)
Plus: Fair Value of Stock Awards Granted in Covered Year	1,349,283	1,349,283	1,018,085	1,537,536	1,537,536	607,361	1,853,545	1,853,545	665,762	1,260,764	1,260,764	426,578
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(718,810)	(718,810)	(209,972)	(1,720)	(1,720)	(586)	2,126,862	2,126,862	718,028	(975,709)	(975,709)	(324,777)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in Covered Year ($)	(89,451)	(89,451)	(22,822)	(25,892)	(25,892)	(8,245)	341,051	341,051	110,866	(8,414)	(8,414)	(2,692)
2024 Proxy Statement | American Financial Group 63

Executive Compensation
Covered Year	2023			2022			2021			2020
	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)	Carl H. Lindner III ($)	S. Craig Lindner ($)	Non-PEO NEOs Average ($)
Dividends Paid during Covered Year on Unvested Stock Awards	425,945	425,945	137,351	776,732	776,732	273,000	1,580,747	1,580,747	541,589	229,519	229,519	76,588
Compensation Actually Paid ($)	9,311,061	9,381,479	2,775,385	13,456,927	13,424,396	3,133,065	16,851,687	16,743,844	4,137,031	8,637,205	8,602,276	1,659,485
(3)
For 2020 and 2021, our Other NEOs were John B. Berding, Michelle A. Gillis, Brian S. Hertzman and Vito C. Peraino. For 2022, the Other NEOs were John B. Berding, Brian S. Hertzman, Vito C. Peraino and David L. Thompson, Jr. For 2023, the Other NEOs were John B. Berding, Brian S. Hertzman, David L. Thompson, Jr. and Mark A. Weiss.

(4)
For the relevant fiscal year, the dollar amounts reported represent the cumulative total shareholder return (TSR) of the S&P 500 Property & Casualty Index (“Peer Group TSR”) for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

(5)
The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020, respectively.

The following financial performance measures are the most important financial performance measures that link compensation actually paid to named executive officers in the applicable year to company performance. For a description of these financial measures, see pages 46-53.
Most Important Performance Measures
Core Earnings per Share
Specialty Property and Casualty Earnings
Book Value per Share Growth vs. Industry Companies over 3 Years
Core Return on Equity over 3 Years
Relationship Between Compensation Actually Paid and Performance Measures
In the “Compensation Discussion and Analysis” section beginning on page 38 of this proxy statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Company’s executive compensation program and the executive compensation decisions included in the Summary Compensation Table and related disclosures appropriately reward our Co-CEOs and the Other NEOs for Company and individual performance, assist the Company in retaining our senior leadership team and support long-term value creation for our shareholders.
The “compensation actually paid” in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the result of stock performance and dividends paid and varying levels of achievement against pre-established performance goals. Moreover, awards that may be earned under the Senior Executive Long-Term Incentive Compensation Plan, which represent a substantial percentage of target and maximum incentive compensation for the Co-CEOs payable each year, relate to performance results over a three-year period and may not specifically align the Company’s performance measures with “compensation actually paid” in a particular year.
Co-CEO compensation in the tables below are averages of the compensation paid to our Co-CEOs in the applicable year.
64 2024 Proxy Statement | American Financial Group

Executive Compensation
Relationship Between Compensation Actually Paid to our Co-CEOs and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Cumulative TSR and Comparison of Company’s Cumulative TSR and Peer Group TSR.
The table below reflects the relationship between the compensation actually paid for the Company’s Co-CEOs and the average Other NEOs versus the Company’s TSR and the peer group TSR, assuming an initial fixed investment of $100 for the years ended December 31, 2023, 2022, 2021 and 2020.

AFG and Peer Group TSR vs. Compensation Actually Paid
Cumulative TSR (Value of inital $100 Investment)
$350
$300
$250
$200
$150
$100
$50
$0
Compensation Actually Paid
20,000,000
15,000,000
10,000,000
5,000,000
0
2020
2021
2022
2023
8.6
1.6
106.33
83.81
16.7
4.1
163.26
124.95
13.4
3.1
181.22
148.53
9.4
2.8
167.51
164.49
AFG Co-CEOs Avg
Avg. Other AFG NEOs
AFG TSR
S&P 500 P&C Index

Relationship Between Compensation Actually Paid to our Co-CEOs and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Net Income.
The table below reflects the relationship between the compensation actually paid for the Company’s Co-CEOs and the average Other NEOs versus the Company’s Net Income (in thousands) for the year ended December 31, 2023, 2022, 2021 and 2020. Net income for 2021 includes the sale of the annuity business to Massachusetts Mutual Life Insurance Company for approximately $3.5 billion of after-tax proceeds.

AFG Net Income vs. Compensation Actually Paid
Net Income
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Compensation Actually Paid
15,000,000
10,000,000
5,000,000
0
2020
2021
2022
2023
8.6
1.6
732
16.7
4.1
1,995
13.4
3.1
898
9.4
2.8
852
AFG Co-CEOs Avg.
Avg. Other AFG NEOs
AFG Net Income

2024 Proxy Statement | American Financial Group 65

Executive Compensation
Relationship Between Compensation Actually Paid to our Co-CEOs and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Core Earnings Per Share.
The table below reflects the relationship between the compensation actually paid for the Company’s Co-CEOs and the average Other NEOs versus the Company’s Core EPS for the years ended December 31, 2023, 2022, 2021 and 2020.

AFG Core EPS vs. Compensation Actually Paid
Core EPS
$14
$12
$10
$8
$6
$4
$2
$0
Compensation Actually Paid
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
2020
2021
2022
2023
8.6
1.6
8.44
16.7
4.1
11.59
13.4
3.1
11.63
9.4
2.8
10.56
AFG Co-CEOs Avg.
Avg. Other AFG NEOs
AFG Core EPS

EQUITY COMPENSATION PLAN INFORMATION
The following reflects certain information about common shares authorized for issuance at December 31, 2023 under the Company’s equity compensation plans.
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	146,651	$46.26	2,527,946(1)
Equity compensation plans not approved by security holders	—	—	—
Total	146,651	$46.26	2,527,946
(1)
Includes 2.0 million shares issuable under the Company’s equity incentive plans, 494,005 shares issuable under AFG’s Employee Stock Purchase Plan and 46,518 shares issuable under AFG’s Non-Employee Directors Compensation Plan.

66 2024 Proxy Statement | American Financial Group

Information about the Annual Meeting and Voting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on Thursday, May 23, 2024. The Proxy Statement and Annual Report to Shareholders and Form 10-K are available at www.AFGinc.com.

Why did I receive these proxy materials?
You received a copy of this proxy statement (or a notice of internet availability of proxy materials) because you owned shares of our stock on March 28, 2024, the record date, and that entitles you to vote at the annual meeting. This proxy statement describes the matters to be voted on at the meeting and provides information on those matters. It also provides certain information about the Company that we must disclose to you when the Board solicits your proxy.
What is the record date and what does it mean?
The Board established March 28, 2024, as the record date for the annual meeting of shareholders to be held on May 23, 2024. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.
Why are you holding a virtual annual meeting?
The annual meeting will be a virtual meeting of shareholders held via a live audio webcast. Our goal for the annual meeting is to enable the largest number of shareholders to participate in the meeting, while providing shareholders with substantially the same access and opportunities to participate as an in-person meeting while reducing the cost to shareholders and the Company and the environmental impact of the meeting. We will have technical support available for all participants during the meeting. Technical support information can be found on the sign-in page for the meeting. If you have difficulties accessing the virtual meeting of shareholders during check-in or during the meeting, please call the technical support number listed on the annual meeting sign-in page.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of the printed proxy materials?
We are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online.
If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The notice has been mailed to shareholders on or about April 4, 2024, and provides instructions on how you may access the proxy materials on the Internet.
How do I attend the annual meeting?
If your shares are registered in your name, you will need to provide your 16-digit control number included on your notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the annual meeting, please log on to www.virtualshareholdermeeting.com/AFG2024 at least 15 minutes prior to the start of the annual meeting to provide time to register and download the required software, if needed. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.
2024 Proxy Statement | American Financial Group 67

Information about the Annual Meeting and Voting
How do I submit a question at the annual meeting?
Following the business of the annual meeting, we answer questions submitted by shareholders. Once you have logged into the webcast at www.virtualshareholdermeeting.com/AFG2024, simply type your question in the “ask a question” box and click “submit.” You can submit a question beginning 15 minutes prior to the start of the annual meeting and until the time we indicate that the question-and-answer session is concluded.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the notice).
How many common shares are entitled to vote at the annual meeting?
As of the record date, there were 83,857,354 common shares outstanding and eligible to vote.
How many votes must be present to hold the annual meeting?
A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power for the particular item and has not received voting instructions from the beneficial owner.
What vote is required to approve each proposal?
Shareholders are entitled to one vote per common share on all matters submitted for consideration at the annual meeting.
The 11 nominees receiving the most votes will be elected under Ohio law, but pursuant to our Regulations, any director-nominee who fails to receive a majority of votes cast must tender his or her resignation to the Board, and the resignation will be considered by the Board and the Corporate Governance Committee as set forth on page 32 above under “Corporate Governance—Majority Voting for Directors.” Therefore, a withhold vote will be treated as a vote against the nominee for the purpose of the vote required under our Regulations.
The affirmative vote of a majority of the common shares represented in person or by proxy at the annual meeting is required for the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024, approval of the advisory vote to approve named executive officers’ compensation, and approval of the 2015 Amended and Restated Stock Incentive Plan. Abstentions and broker non-votes will not count as a vote for or against any of these proposals.
Where will I be able to find voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.
68 2024 Proxy Statement | American Financial Group

Information about the Annual Meeting and Voting
How do I vote my common shares?
(1)
Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your notice or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your notice.
(4)	At the Meeting: Vote electronically during the annual meeting at www.virtualshareholdermeeting.com/AFG2024.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.
If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted, or you may request the record holder to issue you a proxy covering your shares.
Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?
Yes, whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s Secretary, as follows, or by voting in person at the meeting:
Joseph C. Alter
Vice President, Deputy General
Counsel & Secretary
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202
What if I hold shares through the Company’s 401(k) Retirement and Savings Plan?
If you are a participant in the Company’s 401(k) Retirement and Savings Plan (RASP) with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of common shares attributed to your RASP account balance, calculated as of the record date. In order for your RASP shares to be voted in your discretion, you must vote by the end of the day on May 20, 2024, either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee, consisting of current or former senior officers of the Company, will vote your RASP shares in the Committee’s sole discretion. It has been the practice of the Administrative Plan Committee to vote all such shares in accordance with Board recommendations. Plan participants’ votes will be processed by the plan trustee and will not be disclosed to the Company.
How will my proxy be voted?
If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted as the Board recommends.
What is the difference between a “registered shareholder” and a “street name shareholder”?
These terms describe how your common shares are held. If your common shares are registered directly in your name with Broadridge Corporate Issuer Solutions, our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a broker, bank or other nominee as a custodian, you are a “street name shareholder.”
2024 Proxy Statement | American Financial Group 69

Information about the Annual Meeting and Voting
What if my common shares are held in “street name” through a broker, bank or other nominee?
If your common shares are held in “street name” through a broker, bank or other nominee, you are considered the beneficial owner of those common shares, but not the record holder. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. Under the rules of the NYSE, unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except with respect to routine proposals. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) constitutes a routine proposal. For your vote on any other matter to be counted, you will need to provide voting instructions to your broker before the date of the 2024 annual meeting using the instructions provided by your broker.
What are the Board’s recommendations on how I should vote my common shares?
The Board recommends that you vote your common shares as follows:
•	“FOR” the election of the 11 nominees proposed for the Board of Directors;
•	“FOR” the ratification of the appointment of our independent registered public accounting firm;
•	“FOR” the approval, on an advisory basis, of compensation of our named executive officers as disclosed in this proxy statement; and
•	“FOR” the approval of the Amended and Restated 2015 Stock Incentive Plan.
Do I have an opportunity to cumulate my votes for director nominees?
Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Shareholders of the Company have cumulative voting rights in the election of directors if certain conditions are met. In order for cumulative voting to apply, notice of cumulative voting must be given in writing to the Company’s Secretary not less than 48 hours before the time fixed for the holding of the meeting. As of the date of this proxy statement, the Company has not received a notice from any shareholder requesting cumulative voting. If proper notice of cumulative voting is received by the Company, the 11 nominees who receive the greatest number of votes will be elected, subject to the tender of resignation and related procedures set forth above under, “What vote is required to approve each proposal” with respect to incumbent directors who fail to receive more votes in favor than votes withheld. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If cumulative voting is in effect with respect to the election of directors, the named proxies reserve the right to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their sole discretion, except that shareholders’ votes will not be cast for a nominee as to whom such shareholder instructs that such votes be cast “AGAINST” or “ABSTAIN.”
70 2024 Proxy Statement | American Financial Group

Other Matters
Copies of Annual Report on Form 10-K
The Company makes available on its website all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com), click on “Investor Relations” on the home page and select “Financial Information.”
Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including financial statements and schedules, as filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Investor Relations
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202
Submitting Shareholder Proposals for the 2025 Annual Meeting of Shareholders
Under the rules and regulations of the SEC, any proposal that a shareholder of the Company intends to present at the annual meeting of shareholders to be held in 2025 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the one-year anniversary date of this year’s proxy statement, or December 5, 2024. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.
The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting for which adequate notice has not been received. In order for a notice to be deemed adequate for the 2025 annual meeting, it must be received by February 18, 2025.
Shareholders wishing to nominate a director candidate must provide written notice at least 90 and not more than 120 days prior to the annual meeting to the Secretary of the Company setting forth or accompanied by: (1) certain biographical, stock ownership and investment intent disclosures about the proposed nominee as set forth in the Regulations; (2) certain biographical, stock ownership and hedging or similar activity disclosures about the shareholder giving the notice and specified persons associated with such shareholder as set forth in the Regulations; (3) verification of the accuracy or completeness of any nomination information at the Company’s request; (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded; (5) a representation that the shareholder was a record holder of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to make the nomination; and (6) the consent of each such nominee to serve as director if elected.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 5, 2024.
2024 Proxy Statement | American Financial Group 71

Appendix A

AMERICAN FINANCIAL GROUP, INC.
AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN

AMERICAN FINANCIAL GROUP, INC.
AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
ARTICLE 1
OBJECTIVES
The objectives of this Amended and Restated 2015 Stock Incentive Plan (the “Plan”) are to enable American Financial Group, Inc. (the “Company”) to compete successfully in retaining and attracting key employees of outstanding ability, to stimulate the efforts of such employees toward the Company’s objectives and to align their interests with those of the Company’s shareholders.
ARTICLE 2
DEFINITIONS
For purposes of this Plan, the following terms shall have the following meanings:
2.1  "Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
2.2  “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award or Stock Award granted under the Plan.
2.3  “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.
2.4  “Beneficial Owner” or “Beneficial Ownership” has the meaning given in Rule 13d-3 under the Exchange Act.
2.5  “Board” means the Board of Directors of the Company.
2.6  “Cause” has the meaning set forth in Section 12.2.
2.7  “Change in Control” has the meaning set forth in Section 11.2.1.
2.8  “Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.
2.9  “Committee” means a committee designated by the Board of the Company. The Committee shall be comprised of three or more directors, each of whom shall be (1) a “Non-Employee Director” as defined in Rule 16b-3 promulgated under the Exchange Act, and (2) an “independent director” under rules adopted by the New York Stock Exchange, in each case as such rules and sections may be amended, superseded or interpreted hereafter.
2.10  “Common Stock” means the Company’s common stock, no par value.
2.11  “Disability” means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in such Participant’s applicable Award Agreement.
2.12  “Eligible Employee” means any individual who performs services for the Company or any Subsidiary of the Company and is treated as an “employee” for federal income tax purposes.
2.13  “Exchange Act” means the Securities Exchange Act of 1934.
2.14  “Fair Market Value” of a Share as of a given date shall (i) if the Common Stock is then traded on the New York Stock Exchange, be the average of the highest and lowest of the New York Stock Exchange composite tape market prices at which the Shares shall have been sold regular way on the date as of which fair market value is to be determined or (ii) if the Common Stock is not then traded on the New York Stock Exchange but is quoted on the Nasdaq National Market, be the average of the closing bid and asked prices for a Share on the date as of which Fair Market Value is to be determined, or, in the case of (i) or (ii) if there shall be no such sale on such date, the next preceding day on which such sales shall have occurred. If Common Stock is not listed on the New York Stock Exchange or Nasdaq National Market on the date as of
A-1

which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate. In all events, for Awards intended to be exempt from Section 409A of the Code, Fair Market Value shall be determined by the Committee in accordance with Section 409A of the Code.
2.15  “Good Reason” has the meaning set forth in 11.2.3.
2.16  “Grant Date” means the date designated by the Committee as the date upon which an Award is granted.
2.17  “Incentive Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code or any successor provision.
2.18  “Non-Qualified Option” means any Stock Option that is not an Incentive Option.
2.19  “Lindner Family” has the meaning set forth in Section 11.2.2.
2.20  “Option Price” or “Exercise Price” means the price per Share at which Common Stock may be purchased upon the exercise of an Option.
2.21  “Participant” means a person to whom an Award has been granted pursuant to this Plan.
2.22  “Performance Award” means a Restricted Stock Award, a Stock Unit Award or a Stock Award, granted to a Participant under Article 10, which Award is subject to the achievement of Performance Objectives during a Performance Period.
2.23  “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Performance Awards.
2.24  “Performance Period” means the period designated for the achievement of Performance Objectives.
2.25  [Reserved.]
2.26  [Reserved.]
2.27  “Restricted Stock Award” means a grant of Shares to an Eligible Employee under Article 7 that are issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement.
2.28  “Retirement” means any termination of employment (other than by death or Disability) by an employee who is at least 65 years of age, or 55 years of age with at least ten years of employment with the Company or a Subsidiary of the Company.
2.29  “Share” means one share of the Common Stock.
2.30  “Stock Appreciation Right” means a contractual right granted to an Eligible Employee under Article 6 entitling such Eligible Employee to receive a payment, representing the difference between the base price per Share of the right and the Fair Market Value of a Share, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.31  “Stock Award” means a grant of Shares to an Eligible Employee under Article 9 that are issued free of vesting and transfer restrictions.
2.32  “Stock Option” or “Option” means the right to purchase Shares granted pursuant to this Plan.
2.33  “Stock Unit Award” means a contractual right granted to an Eligible Employee under Article 8 representing notional unit interests equal in value to a Share to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.
2.34  “Subsidiary” has the meaning set forth in Section 424(f) of the Code.
2.35  “Term” means the period beginning on a Grant Date and ending on the expiration date of such Award.
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2.36  “Transfer” means sale, assignment, pledge, encumbrance, alienation, attachment, charge or other disposition, whether or not for consideration; and the terms “Transferred”, “Transferable” and the like have corresponding meanings.
ARTICLE 3
ADMINISTRATION; PARTICIPATION AND AWARDS
3.1  The Committee. This Plan shall be administered and interpreted by the Committee.
3.2  Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine, after considering management’s recommendations with respect to Eligible Employees excluding the Company’s executive officers, the Eligible Employees to whom, and the time or times at which, Awards may be granted, the number of Shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. The Committee shall determine the terms and conditions of all Awards granted to Participants. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no amendment may be made to any outstanding Award that would materially adversely affect the rights of the Participant with respect to such Award without the written consent of such Participant. The Committee shall also have discretionary authority to interpret the Plan, to make factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Employees, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive, and binding upon all parties, including the Company, its shareholders and all Participants.
3.3  Delegation of Authority. To the extent permitted by applicable law and the rules of any exchanges upon which the Shares may be listed, the Committee may, by resolution, authorize one or both of the Co-Chief Executive Officers (or the Chief Executive Officer in the event that only one person serves in such capacity) (an “Authorized Officer”) to do one or both of the following on the same basis as the Committee: (i) to designate Participants to be recipients of Awards under this Plan, and (ii) to determine the size of any such Awards; provided, however, that (A) the Committee shall not delegate such responsibilities to any Awards granted to a Participant who is an executive officer or a more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (B) the resolution providing for such authorization sets forth the maximum total number of Shares the Authorized Officer(s) may grant. In no event shall any such delegation of authority be permitted with respect to Awards to any person who is a covered employee under Section 162(m) of the Code. The Committee shall also be permitted to delegate to any appropriate officer or employee of the Company responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority under this Plan shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
3.4  Rule 16b-3. The provisions of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act and shall be construed and interpreted in a manner so as to comply with such rules. Notwithstanding the
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foregoing and any other provision of the Plan to the contrary, if for any reason the Committee does not meet the requirements of Rule 16b-3 of the Exchange Act, such noncompliance with the requirements of Rule 16b-3 of the Exchange Act shall not affect the validity of Awards, interpretations or other actions of the Committee.
3.5  Designation of Participants. All Eligible Employees are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Employees who are to be granted Awards, the types of Awards to be granted and the number of Shares or rights subject to Awards granted under the Plan. In selecting Eligible Employees to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.
ARTICLE 4
SHARES SUBJECT TO PLAN
4.1  Shares. Subject to adjustment as provided in Section 4.2, the number of Shares which may be issued under this Plan shall not exceed two million, three hundred and thirty thousand (2,330,000) Shares. Shares issued and sold under the Plan may be either authorized but unissued Shares or Shares held in the Company’s treasury. To the extent that any Award involving the issuance of Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or is otherwise terminated without an issuance of Shares being made thereunder, the Shares covered thereby will no longer be counted against the foregoing maximum Share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Any Awards or portions of Awards that are settled in cash and not in Shares shall not be counted against the foregoing maximum Share limitations. The number of Shares subject to Awards granted under the Plan to any single Participant shall not exceed, in the aggregate, 500,000 Shares per year (subject to adjustment as provided in Section 4.2). The number of Shares subject to Stock Options and Stock Appreciation Rights granted under the Plan to any single Participant shall not exceed, in the aggregate, 500,000 Shares per fiscal year (subject to adjustment as provided in Section 4.2). The number of Shares available for Awards under the Plan shall be reduced by (i) the total number of Stock Options that have been exercised, regardless of whether any of the Shares underlying such Stock Options are actually issued to the Participant as the result of a net exercise or settlement, and (ii) any Shares issued pursuant to the Plan used to pay any Exercise Price, purchase price or tax withholding obligation with respect to any Awards. In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase Shares on the open market for reuse under the Plan. If Stock Appreciation Rights are granted, the full number of shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the Stock Appreciation Rights and without regard to any cash settlement of the Stock Appreciation Rights.
4.2  Adjustment Provisions. If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change or transaction, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of Shares provided in Section 4.1, (ii) the number and kind of Shares, units or other rights subject to then outstanding Awards, (iii) the exercise or base price for each Share, unit or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code; and, in the case of Options and Stock Appreciation Rights such adjustments shall be in compliance with Section 409A of the Code. Any such adjustment made by the Committee shall be conclusive and binding for all purposes under the Plan.
4.3  Minimum Vesting Conditions. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest or be paid out no earlier than the first anniversary of the date on which the Award is granted, and the Performance Period for any Performance Awards shall be not less than
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one-year; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Shares delivered in lieu of fully vested cash obligations, (ii) any additional Awards the Board or the Committee may grant, up to a maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.2); and, provided further, that the foregoing restrictions do not apply to the Board’s or the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability, or termination of employment or upon a Change in Control pursuant to Section 11.1, under an Award Agreement or otherwise.
ARTICLE 5
STOCK OPTIONS
5.1  Grants. Each Option granted shall be designated as either a Non-Qualified Option or an Incentive Option. One or more Stock Options may be granted to any Eligible Employee.
5.2  Incentive Options. Any Option designated by the Committee as an Incentive Option will be subject to the general provisions applicable to all Options granted under the Plan plus the following specific provisions:
5.2.1  If an Incentive Option is granted to a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) common stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, then
(a)     the Option Price must equal at least 110% of the Fair Market Value on the Grant Date; and
(b)     the term of the Option shall not be greater than five years from the Grant Date.
5.2.2  The aggregate Fair Market Value of Shares, determined at the Grant Date, with respect to which Incentive Options that may become exercisable for the first time during any calendar year under this Plan, or any other plan maintained by the Company and its Subsidiaries, shall not exceed $100,000 determined in accordance with Section 422(d) of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Options become exercisable for the first time by any individual during any calendar year, under all plans of the Company and its Subsidiaries, exceeds $100,000, such Options shall be treated as Non-Qualified Options.
5.2.3  Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Option under Section 422 of the Code.
5.2.4  Subject to adjustment as provided in Section 4.2, the maximum number of Shares available under the Plan for issuance as Incentive Options shall be the full number of Shares reserved for issuance under Section 4.
5.2.5  Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Option under Section 422 of the Code.
5.3  Terms of Options. Except as otherwise required by Section 5.2 and subject to Section 5.6 and Article 12, the terms and conditions of Options granted under this Plan shall be established by the Committee and provided in the Award Agreement, including that (i) no Option may be granted for an Option Price less than 100% of Fair Market Value on the Grant Date; and (ii) no Option shall be exercisable more than ten years after its Grant Date. The Committee shall, in its discretion, prescribe the time or times at which, or the conditions upon which, a Stock Option or portion of a Stock Option shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Option at any time
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5.4  Exercise of Options. Except as otherwise provided in the Award Agreement or as otherwise approved by the Committee, any Participant entitled to exercise an Option in whole or in part, may do so by delivering a written notice of exercise to the Company, which shall specify the number of Shares for which an Option is being exercised and the Grant Date of the Option being exercised. The Option Price for each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise. Except as otherwise provided in the Award Agreement or as approved by the Committee, and subject to applicable law, the Option Price and any withholding taxes shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, Shares (including Shares that would otherwise be distributable upon the exercise of the Option) valued at Fair Market Value as of the day of exercise, or in any combination thereof.
5.5  Limited Transferability of Options. Except as otherwise provided in Section 14.6, no Stock Option shall be Transferable or exercisable by any person other than the Participant except (i) upon the Participant’s death or Disability, in accordance with the terms and conditions provided in the Award Agreement, or (ii) in the case of Non-Qualified Options only, for the Transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of and as set forth in the Form S-8 registration statement under the Securities Act of 1933, as amended), as may be approved by the Committee in its sole and absolute discretion at the time of the proposed Transfer. The Transfer of a Non-Qualified Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent Transfers of a Non-Qualified Option shall be prohibited other than in accordance with the terms and conditions provided in the Award Agreement.
5.6  Termination of Stock Options. During any period of continuous employment or business relationship with the Company or any Subsidiary of the Company, a Stock Option will be terminated only if it is fully exercised or if it has expired by its terms or by the terms of this Plan, including this Section 5.6. For purposes of this Plan, any leave of absence approved by the Company or the Subsidiary of the Company shall not be deemed to be a termination of employment. The terms and conditions of termination of Stock Options by reason of a Participant’s death, Disability or Retirement shall be determined by the Committee and set forth in the Award Agreement. Unless otherwise set forth in an Award Agreement or determined by the Committee at or after grant, if a Participant’s employment by the Company or any Subsidiary of the Company terminates for any reason other than death, Disability or Retirement, the Stock Option will cease vesting as of the date of such termination of employment, and the Stock Option will terminate on the earlier to occur of the stated expiration date or 90 days after termination of the employment.
5.7  Repricing and Reloading Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.2, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall (i) cause or allow the cancellation, substitution or amendment of a Stock Option or Stock Appreciation Right that would have the effect of reducing the Exercise Price of such Stock Option or Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such Stock Option or Stock Appreciation Right that would be treated as a “repricing” under the then applicable accounting rules or rules, regulations or listing requirements adopted by the New York Stock Exchange, (ii) cause any Stock Option or Stock Appreciation right to be purchased by the Company for cash for less than the exercise price of the Stock Option or base price of the Stock Appreciation Right (i.e., an “underwater” Stock Option or Stock Appreciation Right), or (iii) grant any Stock Option or Stock Appreciation Right containing any provision entitling the Participant to the automatic grant of additional Stock Options or Stock Appreciation Rights in connection with the exercise of the original Stock Option or Stock Appreciation Right, respectively.
ARTICLE 6
STOCK APPRECIATION RIGHTS
6.1  Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Employee selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock Appreciation Rights shall be exercisable or payable at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the exercisability or payment of a Stock Appreciation Right at any time.
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6.2  Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option and may be subject to such vesting and exercisability requirements as specified by the Committee in an Award Agreement. Such vesting and exercisability requirements may be based on the continued service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Grant Date. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per Share of any such freestanding Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Shares on the Grant Date.
6.3  Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of Shares subject to such Stock Option/Stock Appreciation Right, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of Shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per Share equal to the Exercise Price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.
6.4  Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Share on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of Shares as to which such Stock Appreciation Right is exercised or paid. Subject to the requirements of Section 409A of the Code, payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Shares valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of Shares and cash, subject to applicable tax withholding requirements.
6.5  No Rights as Shareholder. If a Participant is to receive Shares (as opposed to cash) under a Stock Appreciation Award, the Participant shall not have any rights as a shareholder with respect to such Shares subject to a Stock Appreciation Right Award until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.
6.6  Repricing and Reloading Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.2, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall (i) cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange, or (ii) grant any Stock Appreciation Right containing any provision entitling the Participant to the automatic grant of additional Stock Appreciation Rights in connection with the exercise of the original Stock Appreciation Right.
ARTICLE 7
RESTRICTED STOCK AWARDS
7.1  Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Employee selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.
7.2  Vesting Requirements. The restrictions imposed on Shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Award at any time. Such vesting requirements may be based on the continued employment of the Participant with the
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Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award are not satisfied, the Award shall be forfeited and the Shares subject to the Award shall be returned to the Company.
7.3  Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired. Alternatively, the shares granted under a Restricted Stock Award may be held in an uncertificated form, registered in the name of the Participant but held by the Company until all restrictions are removed or have expired.
7.4  Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
ARTICLE 8
STOCK UNIT AWARDS
8.1  Grant of Stock Unit Awards. A Stock Unit Award may be granted to any Eligible Employee selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of a Share on the applicable date or time period of determination, as specified by the Committee. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine.
8.2  Vesting of Stock Unit Awards. On the Date of Grant, the Committee shall in its discretion determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Stock Unit Award at any time. Vesting requirements may be based on the continued employment of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.
8.3  Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which shall be made within 60 days following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in Shares, or in a combination of cash and Shares, subject to applicable tax withholding requirements. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.
8.4  No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Stock Unit Award until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.
ARTICLE 9
STOCK AWARDS
9.1  Grant of Stock Awards. A Stock Award may be granted to any Eligible Employee selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an
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Eligible Employee represents Shares that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.
9.2  Rights as Shareholder. Subject to the foregoing provisions of this Article 9 and the applicable Award Agreement, upon the issuance of the Shares under a Stock Award the Participant shall have all rights of a shareholder with respect to the Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect to such Shares.
ARTICLE 10
PERFORMANCE AWARDS
10.1  General. Performance Awards may be granted to Eligible Employees in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Performance Awards, including the determination of the Committee with respect to the form of payout of Performance Awards, shall be set forth in separate Award Agreements, which agreements need not be identical.
10.2  Value of Performance Awards. In addition to any other non-performance terms included in the Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion, which objectives, depending on the extent to which they are met, will determine the value of a Performance Award, and the amount, if any, that will be paid out to the Participant.
10.3  Earning of Performance Awards. Upon the expiration of the applicable Performance Period or other non-performance-based vesting period, if longer, the holder of a Performance Award shall be entitled to receive payout on the value of the Performance Award earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance-based terms met.
10.4  Form and Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be as determined by the Committee at the Grant Date and shall be evidenced in the Award Agreement. Subject to the terms of the Plan and the Award Agreement, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, Shares or other Awards (or in a combination cash, Shares or other Awards) equal to the value of the earned Performance Awards, payable at the close of the applicable Performance Period, or within 60 days after the end of the Performance Period. Any cash, Shares, or other Awards issued in connection with a Performance Award may be issued subject to any restrictions deemed appropriate by the Committee.
10.5  Termination of Service. Except as provided by the Committee in an Award Agreement or otherwise, if, prior to the time that the applicable Performance Period has expired, a Participant’s employment with the Company terminates for any reason, all of such Participant’s Performance Awards shall be forfeited by the Participant to the Company for no consideration.
10.6  Performance Objectives.
10.6.1  Each Performance Award shall specify the Performance Objectives that must be achieved before such Award shall become earned. The Committee shall establish the applicable Performance Objectives for a Performance Award in writing not later than ninety (90) days after the commencement of the Performance Period or, if earlier, the date as of which twenty-five percent (25%) of the Performance Period has elapsed. The Company may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.
10.6.2  Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or a Subsidiary, division, department, business unit, or function of or within the Company, or any combination thereof as determined by the Committee. Performance Objectives may be measured on an absolute or relative
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basis. Relative performance may be measured by comparison to a peer company or group of peer companies or other companies, by comparison between one or more Subsidiaries, divisions, departments, business units, or functions, or by comparison to a financial market index or indices or any combination thereof.
10.6.3  The Committee shall adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the applicable Grant Date of a Performance Award that are unrelated to the performance of the Company or Participant and result in a distortion of the Performance Objectives or the related minimum acceptable level of achievement. Potential transactions or events giving rise to adjustment include, but are not limited to, (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or nonrecurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (iii) a change in tax law or accounting standards required by generally accepted accounting principles.
ARTICLE 11
EXTRAORDINARY EVENTS
11.1  Except as provided by the Committee in an Award Agreement, if during the term of an Award, there shall occur a Change in Control:
11.1.   If an outstanding Award (A) is assumed by a successor entity (or affiliate thereto) or continued or (B) is replaced with an equity award that (i) preserves the existing value of the Award at the time of the Change in Control, (ii) provides for subsequent payout in accordance with a vesting schedule and Performance Objectives, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Objectives applicable to such Award as determined in the sole discretion of the Committee, and (iii) are exempt from or in compliance with Section 409A, then such Award or such substitute thereof shall remain outstanding and be governed by their respective terms and the provisions of the Award Agreement and the Plan (or such successor plan) subject to Section 11.1.3 below.
11.1.2   If an outstanding Award is not assumed, continued or replaced in accordance with Section 11.1.1 above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Award: (A) outstanding Stock Options and Stock Appreciation Rights shall immediately vest and become exercisable; (B) such restrictions and other conditions applicable to outstanding Restricted Stock Awards, Stock Unit Awards or Stock Awards, including vesting requirements, shall immediately lapse and such Awards shall be free of all restrictions and fully vested; and (C) outstanding Performance Awards shall immediately vest and shall be payable within 30 days as if the Performance Objectives have been achieved at the target (or if no target, the maximum) performance level.
11.1.3  If (A) an outstanding Award is assumed, continued or replaced in accordance with Section 11.1.1 above and (B) a Participant’s employment with the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the 18 month period commencing as of the closing of the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 11.1.2 above shall apply to all assumed, continued or replaced Awards of such Participant then outstanding.
11.2  For purposes of this Article 11, the terms below shall be defined as follows:
11.2.1  Change in Control means:
(a)     The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole;
(b)     The dissolution or liquidation of the Company or the consummation of any merger, other than a merger for the purpose of the redomestication of the Company (not
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involving an event set forth in Section 11.2.1(c) or 11.2.1(d)), consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which the outstanding Shares of the Company are converted into cash, other securities or other property;
(c)     The acquisition of Beneficial Ownership of 25% or more of the outstanding Shares by any “person” within the meaning of Section 14(d) of the Exchange Act, excluding for purposes of this Section 11.2.1(c), the Lindner Family; or
(d)     during any period of one year after January 1, 2024, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.
11.2.2  “Lindner Family” means, collectively, the wife of the late Carl H. Lindner, Jr. and all of the lineal descendants of the late Carl H. Lindner, Jr. and his wife, and the spouses of such lineal descendants, as well as trusts, family limited partnerships or other entities established by or for the benefit of such persons, and limited liability companies of which the majority of membership interests are held by the estate of the late Carl H. Lindner, Jr., his wife or any of the lineal descendants of the late Carl H. Lindner, Jr. and his wife or the spouses of such lineal descendants, or any trusts or family limited partnerships established by or for the benefit of such persons.
11.2.3  “Good Reason” means, with respect to any Participant, unless otherwise provided in the applicable Award Agreement, without the Participant’s written consent, (A) the Company’s requiring a material change in the Participant’s principal place of employment as it existed immediately prior to the Change in Control, except for reasonably required travel on the Company’s business that is not materially greater than such travel requirements prior to the Change in Control (for this purpose, a change of 35 or fewer miles from the location at which the Participant worked immediately prior to the Change in Control shall not be considered a material change in the Participant’s principal place of employment); (B) a material reduction in the Participant’s benefits or compensation (within the meaning of Treasury Regulation § 1.409A-1(n)(2)(ii)(A)(2)) as in effect immediately prior to the Change in Control; or (C) a material reduction in the Participant’s job responsibilities, authority, position or duties with the Company as in effect immediately prior to the Change in Control. A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety (90) days of the occurrence of such event or events and provided further that the Company shall have failed to reasonably remedy such act or omission within thirty (30) days following its receipt of such Participant notice. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder if the Participant actually terminates employment within six months after the Company’s failure to timely remedy or, if earlier, prior to the 18 month anniversary of the Change in Control.
ARTICLE 12
FORFEITURE EVENTS
12.1  General. Notwithstanding anything to the contrary in the Plan, the Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to termination, reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. In addition, if at the time of such violation such Participant has exercised Stock Options or any other Award but has not received the Shares to be issued, the Committee may void the Award. Any such actions by the Company shall be in addition to any other rights or remedies available to the Company and the Subsidiaries of the Company in such circumstances.
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12.2  Termination for Cause. Notwithstanding anything to the contrary in the Plan, if a Participant’s employment with the Company or any Subsidiary of the Company shall be terminated for “Cause,” the Company may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. For purposes of the Plan:
12.2.1  If a Participant is party to an employment (or similar) agreement with the Company or any Subsidiary of the Company that defines the term “Cause,” such definition shall apply for purposes of the Plan; or
12.2.2  If Section 12.2.1 does not apply, termination for “Cause” shall mean termination of employment as a result of a violation of any Company policy, procedure or guideline, or engaging in any of the following forms of misconduct: conviction for, or plea of guilty or nolo contendere to, a charge of commission of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of the Company’s property or time; use of alcohol or controlled substances on the Company’s premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having abused prescribed medications; illegal use of any controlled substance; illegal gambling on the Company’s premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct; or falsifying any document or making any false or misleading statement relating to employment by the Company; acts or omissions that injure the economic or ethical welfare of the Company by misconduct or inattention to duties and responsibilities; acts or omissions harmful to the reputation of the Company; a material violation of a Company policy, including without limitation the Code of Ethics; a violation of any contractual, statutory or common law duty of loyalty to the Company; or the failure to meet the Company’s performance expectations, as determined by the Company in its sole discretion. The term “Company” in the immediately preceding sentence will be interpreted to include any Subsidiary of the Company, as appropriate.
12.3  The Company shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Company may suspend the Participant’s rights to exercise any options, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for “Cause” as provided in Section 12.2.
ARTICLE 13
TERMINATION OR AMENDMENT OF THIS PLAN
13.1  The Board may at any time amend, suspend, or terminate the Plan; provided, however, that no amendments by the Board shall, without further approval of the shareholders of the Company:
13.1.1  Change the definition of Eligible Employees;
13.1.2  Except as provided in Article 4, increase the number of Shares which may be subject to all Awards or to Incentive Options granted under the Plan; or increase the maximum number of Shares with respect to which all Awards or with respect to which Stock Options and Stock Appreciation Rights may be granted to any Participant during any fiscal year;
13.1.3  Cause any Option granted as an Incentive Stock Option to fail to qualify as an “Incentive Stock Option” as defined by Section 422 of the Code; or
13.1.4  Be necessary or advisable, as determined by the Board, for purposes of complying with Section 422 of the Code, the listing requirements of the New York Stock Exchange or Nasdaq National Market or other exchange or market or for any other purpose;
provided further, no amendment to the Plan or to any Award shall materially adversely affect the rights of any Participant with respect to an Award then outstanding without the consent of such Participant.
Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more
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Awards from time to time to the extent necessary to bring such Awards into compliance with applicable law or stock exchange rules or to prevent adverse tax or accounting consequences to the Company or Participants under Section 409A of the Code or accounting rules.
13.2  This Plan shall continue in effect until the expiration of all Awards granted under the Plan unless terminated earlier in accordance with this Article 13; provided, however, that it shall otherwise terminate and no Awards shall be granted after the tenth anniversary of the date of approval of the Plan by the Company’s shareholders as set forth in Section 14.1.
ARTICLE 14
GENERAL PROVISIONS
14.1  Shareholder Approval. This Plan became effective on the date that the Company's shareholders approve this Plan if such shareholder approval occurs before the first anniversary of the date the Plan is adopted by the Board (the “Effective Date”).
14.2  Award Agreements. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Shares, units or rights subject to the Award, the Exercise Price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of employment under certain circumstances, as well as any other terms or conditions as determined by the Committee. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.
14.3  Clawback/recoupment. Any Award granted under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by Company policy, applicable law or listed company rules, or to the extent otherwise provided in an Award Agreement at the time of grant.
14.4  Rights as Shareholder. Subject to the terms and conditions of this Plan and the applicable Award Agreement, an Award (other than a Stock Option or Stock Appreciation Right) may, if so determined by the Committee, provide the Participant with the right the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee; provided, however, that in the case of any performance-based Awards, any associated dividends or dividend equivalent payments will not be paid unless and until the corresponding portion of the underlying Award is earned. With respect to an Award of Restricted Shares, subject to the terms and conditions of this Plan and the applicable Award Agreement, the Committee may provide the Participant with the right to vote the Shares underlying such Award (both before and after the Shares subject to the Award are earned, vested or acquired).
14.5  Deferrals. The Committee may permit recipients of Awards to defer the distribution of all or part of any Award in accordance with Section 409A of the Code, if applicable, and such terms and conditions as the Committee shall establish.
14.6  No Loans. No loans from the Company to Participants shall be permitted in connection with the Plan.
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14.7  Transfer; Assignment. Except as otherwise provided in the Award Agreement and except as otherwise provided below, Awards under the Plan shall not be Transferable by the Participant or exercisable by any person other than the Participant, and Awards under the Plan shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge:
14.7.1  During the lifetime of a Participant, an Award is not transferable voluntarily or by operation of law and may be exercised only by such individual;
14.7.2  Upon the disability of a Participant, an Award of Stock Options or Stock Appreciation Rights may be exercised by the Participant’s legal representative;
14.7.3  Upon the death of a Participant, an Award may be transferred to the beneficiaries or heirs of the Participant by will or by the laws of descent and distribution; and
14.7.4  An Award may be transferred pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA.
Notwithstanding the foregoing, the Committee may, with respect to particular Awards, establish or modify the terms of the Award to allow the Award to be transferred at the request of a Participant (only to the extent permissible by law and, in the case of an Incentive Option, to the extent permissible under Section 422 of the Code) to family members, charities, trusts or other estate planning vehicles established by a Participant or as to which a Participant is a grantor or to lineal descendants of a Participant or otherwise for personal and tax planning purposes of a Participant. If the Committee allows such transfer, such Awards shall not be exercisable for a period of six months following the action of the Committee.
14.8  Securities Laws. No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such shares.
14.9  No Right to Continued Employment. Neither the establishment of the Plan nor the granting of any Award hereunder shall confer upon any Eligible Employee any right to continue in the employ of the Company or any Subsidiary of the Company, or interfere in any way with the right of the Company or any Subsidiary of the Company to terminate such employment at any time.
14.10  No Rights as Shareholder. Except as otherwise provided in Section 1.1 or an Award Agreement, Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities.
14.11  Other Plans. The value of, or income arising from, any Awards issued under this Plan shall not be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or other retirement or welfare benefit plan now maintained or hereafter adopted by the Company or any Subsidiary of the Company, unless such plan specifically provides to the contrary.
14.12  Unfunded Plan. The adoption of the Plan and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
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14.13  Withholding of Taxes. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award. The Company and its subsidiaries shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any Shares or the payment of cash under the Plan, any taxes (whether federal, state, local or foreign) to be withheld. Any satisfaction of tax obligations through the withholding of Shares may only be up to the statutory minimum tax rate, or such higher rates of up to maximum applicable withholding rates as may be permitted by the Committee.
14.14  Code Section 409A Compliance. Each Award granted under this Plan is intended to be either exempt from or in compliance with the requirements of Section 409A of the Code, and the Plan shall be interpreted accordingly. Without limiting the foregoing, no amount shall be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code. If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), any Award, to the extent such Award constitutes non-qualified deferred compensation subject to Section 409A of the Code and required to be delayed pursuant to Section 409A(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payments under Section 409A of the Code), shall not be made until the first business day after (i) the expiration of six (6) months from the Participant’s separation from service or (ii) if earlier, the date of Participant’s death.
14.15  Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of the Plan or such Award Agreement shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
14.16  Liability. No employee of the Company and no member of the Committee or the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder and, to the fullest extent permitted by law, all employees and members of the Committee or the Board shall be indemnified by the Company for any liability and expenses which may occur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.
14.17  Governing Law. This Plan and actions taken in connection with it shall be governed by the laws of Ohio, without regard to the principles of conflict of laws. The Plan is not intended to be governed by the Employment Retirement Income Security Act of 1974, and shall be so construed and administered.
As approved by the Board of Directors on March 22, 2024
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AMERICAN FINANCIAL GROUP, INC.

AMERICAN FINANCIAL GROUP, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AFG2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Carl H. Lindner III
02) S. Craig Lindner
03) John B. Berding
04) James E. Evans
05) Gregory G. Joseph
06) Mary Beth Martin
07) Amy Y. Murray
08) Roger K. Newport
09) Evans N. Nwankwo
10) William W. Verity
11) John I. Von Lehman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee's appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2024.	☐	☐	☐
3. Advisory vote on compensation of named executive officers.	☐	☐	☐
4. Approval of the Amended and Restated 2015 Stock Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000636847_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

AMERICAN FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
May 23, 2024 11:00 A.M. Eastern Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark A. Weiss and Joseph C. Alter, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 23, 2024 at 11:00 A.M. Eastern Daylight Time, on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

0000636847_2 R1.0.0.6

Continued and to be signed on reverse side